                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-105809
PROSPECTUS

                              ANR PIPELINE COMPANY

                               OFFER TO EXCHANGE
                        REGISTERED 8 7/8% NOTES DUE 2010
                                      FOR
                     ALL OUTSTANDING 8 7/8% NOTES DUE 2010
                 ($300,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

     We are offering to exchange all of our outstanding 8 7/8% Notes due 2010 for our registered 8 7/8% Notes due 2010. In this prospectus, we will call the original notes the "Old Notes" and the registered notes the "New Notes." The Old Notes and New Notes are collectively referred to in this prospectus as the "notes."

                               THE EXCHANGE OFFER

     - Expires 5:00 p.m., New York City time, July 24, 2003, unless extended.

     - Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

     - All outstanding Old Notes validly tendered and not withdrawn will be exchanged.

     - The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

                                 THE NEW NOTES

     - The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.

     - Interest on the New Notes will accrue from March 5, 2003 at the rate of 8 7/8% per annum, payable semi-annually in arrears on each March 15 and September 15, beginning September 15, 2003.

     - The New Notes will not be listed on any securities exchange or the NASDAQ Stock Market.
                             ---------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."

                 The date of this prospectus is June 23, 2003.

                             ---------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Selected Historical Financial Information...................    6
Ratio of Earnings to Fixed Charges..........................    7
Risk Factors................................................    8
Cautionary Statement Regarding Forward-Looking Statements...   16
Where You Can Find More Information.........................   16
Business....................................................   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Quantitative and Qualitative Disclosures About Market
  Risk......................................................   26
Use of Proceeds.............................................   27
Capitalization..............................................   27
The Exchange Offer..........................................   28
Description of the Notes....................................   36
United States Federal Income Tax Consequences...............   51
ERISA Considerations........................................   54
Global Securities; Book-Entry System........................   56
Exchange Offer and Registration Rights......................   59
Plan of Distribution........................................   62
Legal Matters...............................................   63
Experts.....................................................   63
Index to Financial Statements...............................  F-1

                               ------------------

     UNTIL AUGUST 2, 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ANR PIPELINE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE, EXCLUDING ANY EXHIBITS TO THOSE DOCUMENTS UNLESS THE EXHIBIT IS SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT IN THIS DOCUMENT. YOU CAN OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM US AT THE FOLLOWING ADDRESS:

                              ANR PIPELINE COMPANY
                          OFFICE OF INVESTOR RELATIONS
                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                         TELEPHONE NO.: (713) 420-2600

     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE JULY 17, 2003. SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR MORE INFORMATION ABOUT THESE MATTERS.

                               PROSPECTUS SUMMARY

     This summary highlights some basic information appearing in other sections of this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer and the New Notes, as well as the tax and other considerations that may be important to you. You should pay special attention to the "Risk Factors" section beginning on page 8 of this prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context otherwise indicates, when we refer to "ANR Pipeline," "us," "we," "our," or "ours," we are describing ANR Pipeline Company, together with its subsidiaries. References to "El Paso" mean El Paso Corporation.

     Below is a list of terms that are common to our industry and used throughout this document.

/d     = per day                               Bcf    = billion cubic feet
BBtu   = billion British thermal units         MMcf   = million cubic feet

     When we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

                                  OUR BUSINESS

     We are a Delaware corporation incorporated in 1945. In January 2001, we became an indirect wholly owned subsidiary of El Paso through the merger of an El Paso subsidiary with El Paso CGP Company, formerly The Coastal Corporation. We are involved in the transportation, storage and gathering of natural gas and related services. We conduct these business activities through our natural gas pipeline system and our storage facilities as well as an equity investment in Great Lakes Gas Transmission Limited Partnership (Great Lakes LP). Our natural gas pipeline system consists of approximately 10,600 miles of pipeline with a design capacity of approximately 6,450 MMcf/d that transports natural gas from the natural gas producing fields in Louisiana, Oklahoma, Texas and the Gulf of Mexico to markets in the midwestern and northeastern regions of the U.S. Along our system, we own or have contracted for approximately 207 Bcf of underground natural gas storage capacity. Through our equity investment in Great Lakes LP, we have an effective 50 percent ownership interest in a 2,115 mile interstate natural gas pipeline that transports gas to customers in the midwestern and northwestern U.S. and Canada.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer............   We are offering to exchange up to $300,000,000
                                 of the New Notes for up to $300,000,000 of the Old Notes. Old Notes may be exchanged only in $1,000 increments.

                                 The terms of the New Notes are identical in all material respects to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payment of liquidated damages that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture.

Registration Rights
Agreement.....................   We sold the Old Notes on March 5, 2003 to
                                 Solomon Smith Barney Inc., Credit Suisse First
                                 Boston LLC, ABN AMRO Incorporated, Banc of
                                 America Securities LLC, BNP Paribas Securities
                                 Corp. and J.P. Morgan Securities Inc., the initial purchasers, under a purchase agreement dated February 28, 2003. Pursuant to the purchase agreement, we and the initial purchasers entered into a registration rights agreement relating to the Old Notes pursuant to which we agreed to file, on or prior to 90 days after the closing of the offering of the Old
                                 Notes, this exchange offer registration
                                 statement with the SEC with respect to a registered offer to exchange the Old Notes for the New Notes. We also agreed to use our reasonable best efforts to have this exchange offer registration statement declared effective by the SEC within 210 days after the original issue date of the Old Notes and to complete the exchange offer within 30 business days thereafter. If we fail to fulfill our obligations under the registration rights agreement, we have agreed to pay liquidated damages on the affected notes at an annual rate of 0.25% for the first 90 days, increasing by an additional 0.25% for each subsequent 90-day period up to a maximum annual rate of 1.00%.
                                 See "Exchange Offer and Registration Rights."

Resale........................   We believe that you will be able to freely
                                 transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.

Expiration Date...............   5:00 p.m., New York City time, on July 24,
                                 2003, unless the exchange offer is extended.
                                 You may withdraw Old Notes you tender pursuant to the exchange offer at any time prior to July
                                 24, 2003. See "The Exchange Offer -- Expiration
                                 Date; Extensions; Termination; Amendments."

Conditions to the Exchange
Offer.........................   The exchange offer is not subject to any
                                 conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Old
Notes.........................   If you wish to accept the exchange offer, sign
                                 and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent's message in lieu thereof, you will represent to us that, among other things:

                                 - the New Notes you receive will be acquired in
                                   the ordinary course of your business;
                                 - you are not participating, and you have no
                                   arrangement with any person or entity to participate, in the distribution of the New Notes;
                                 - you are not our "affiliate," as defined in
                                   Rule 405 under the Securities Act, or a
                                   broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
                                 - if you are not a broker-dealer, that you are
                                   not engaged in and do not intend to engage in the distribution of the New Notes.

Effect of Not Tendering.......   Old Notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.

Special Procedures for
Beneficial Owners.............   If you are a beneficial owner whose Old Notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery
Procedures....................   If you wish to tender your Old Notes, you may,
                                 in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The
                                 Exchange Offer -- Procedure for Tendering Old
                                 Notes -- Guaranteed Delivery."

Withdrawal Rights.............   You may withdraw Old Notes that you tender
                                 pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange
                                 Offer -- Withdrawal of Tenders" at any time prior to the expiration date.

Acceptance of Old Notes and
Delivery of New Notes.........   We will accept for exchange any and all Old
                                 Notes that are properly tendered in the
                                 exchange offer prior to the expiration date.
                                 See "The Exchange Offer -- Procedures for
                                 Tendering Old Notes." The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Broker-Dealers................   Each broker-dealer that receives New Notes for
                                 its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See
                                 "Plan of Distribution."

                         SUMMARY OF TERMS OF NEW NOTES

Issuer........................   ANR Pipeline Company

New Notes.....................   $300,000,000 aggregate principal amount of
                                 8 7/8% Notes due 2010.

Maturity Date.................   March 15, 2010.

Interest Rate.................   8 7/8% per annum, accruing from March 5, 2003.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 15, 2003.

Optional Redemption...........   Prior to March 15, 2007, we may redeem some or
                                 all of the New Notes by paying a "make-whole" premium based on U.S. Treasury rates plus the outstanding principal amount and accrued and unpaid interest and liquidated damages, if any, to the date of redemption. On and after March
                                 15, 2007, we may redeem all or part of the New
                                 Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption (subject to the right of holders to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

                                                                               PRICE
                                                                              --------
                                          2007..............................  104.438%
                                          2008..............................  102.219%
                                          2009 and thereafter...............  100.000%

                                 See "Description of the Notes -- Optional
                                 Redemption of Notes." The notes will not be subject to any sinking fund provision.

Ranking.......................   The New Notes will be our unsecured and
                                 unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. As of March 31, 2003, we had total debt outstanding (excluding the Old Notes) of approximately $513 million, all of which was unsecured and unsubordinated indebtedness ranking equally with the New
                                 Notes.

Certain Covenants.............   The indenture governing the New Notes contains
                                 covenants limiting (1) the creation of liens securing indebtedness, (2) sale-leaseback transactions, (3) incurrence of debt, (4) mergers, (5) dividends and other restricted payments, (6) our participation in El Paso's cash management program and (7) transactions with affiliates. The covenants referenced under clauses (3), (5), (6) and (7) will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange of the New Notes for the outstanding
                                 Old Notes.

Risk Factors..................   You should read the "Risk Factors" beginning on
                                 page 8, as well as the other cautionary
                                 statements throughout this prospectus to ensure you understand the risks associated with the exchange of the New Notes for the outstanding
                                 Old Notes.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     You should read the following selected historical financial information in connection with the financial statements and related notes contained in this prospectus. The historical combined financial data for each of the five fiscal years ended December 31, 2002 reflects our historical financial information combined with El Paso Great Lakes Inc.'s (El Paso Great Lakes) historical financial information. In March 2003, our parent contributed El Paso Great Lakes to us in a transaction we were required to account for in a manner similar to a pooling of interests. The combined financial information as of December 31, 2002 and 2001 and for the three years ended December 31, 2002, was derived from the combined financial statements included in this prospectus. The historical consolidated financial data as of March 31, 2003, and for each of the three months ended March 31, 2002 and March 31, 2003 was derived from the unaudited quarterly consolidated financial statements included in this prospectus. Our selected historical results are not necessarily indicative of results to be expected in future periods.

                                                                                  THREE MONTHS
                                                                                     ENDED
                                            YEAR ENDED DECEMBER 31,                MARCH 31,
                                   ------------------------------------------   ----------------
                                    1998     1999     2000     2001     2002     2002      2003
                                   ------   ------   ------   ------   ------   ------    ------
                                                           (IN MILLIONS)
OPERATING RESULTS DATA:
  Operating revenues.............  $  692   $  628   $  621   $  613   $  544   $  156    $  185
                                   ------   ------   ------   ------   ------   ------    ------
  Operating expenses.............     362      324      358      332      287       65        84
  Merger-related costs and asset
     impairment charges(1).......      --       --       --      359       --       --        --
  Depreciation, depletion and
     amortization................      37       38       39       35       36        9         9
                                   ------   ------   ------   ------   ------   ------    ------
  Operating income (loss)........     293      266      224     (113)     221       82        92
  Other income, net..............      95       76       81       84       69       22        18
  Non-affiliated interest and
     debt expense................     (46)     (42)     (44)     (41)     (41)     (10)      (13)
  Affiliated interest income,
     net.........................      13        6        8        8        6        1        --
                                   ------   ------   ------   ------   ------   ------    ------
  Income (loss) before income
     taxes.......................     355      306      269      (62)     255       95        97
  Income taxes...................     114      110       92      (26)      92       34        36
                                   ------   ------   ------   ------   ------   ------    ------
  Income (loss) before
     extraordinary items.........     241      196      177      (36)     163       61        61
  Extraordinary items, net of
     income taxes................      --       --       --       (2)      --       --        --
                                   ------   ------   ------   ------   ------   ------    ------
  Net income (loss)..............  $  241   $  196   $  177   $  (38)  $  163   $   61    $   61
                                   ======   ======   ======   ======   ======   ======    ======

                                                       AS OF DECEMBER 31,                 AS OF
                                           ------------------------------------------   MARCH 31,
                                            1998     1999     2000     2001     2002      2003
                                           ------   ------   ------   ------   ------   ---------
                                                               (IN MILLIONS)
FINANCIAL POSITION DATA:
  Total assets...........................  $2,018   $2,061   $2,071   $2,202   $2,379    $2,272
  Total long-term debt...................  $  498   $  498   $  498   $  498   $  511    $  807
  Stockholder's equity...................  $  978   $1,041   $1,085   $1,019   $1,183    $  717

---------------

(1) These charges are associated with El Paso's merger with The Coastal Corporation. See the combined financial statements included in this prospectus for a further discussion of these amounts.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents our ratio of earnings to fixed charges for the periods indicated:

                                                                                     THREE MONTHS
                                                                                        ENDED
                                                   YEAR ENDED DECEMBER 31,            MARCH 31,
                                             ------------------------------------    ------------
                                             1998    1999    2000    2001    2002    2002    2003
                                             ----    ----    ----    ----    ----    ----    ----
Ratio of earnings to fixed charges.........  6.5x    6.2x    7.1x    --(1)   6.1x    7.0x    7.4x

---------------

(1) Earnings were inadequate to cover fixed charges by $76 million for the year ended December 31, 2001.

For the purposes of computing this ratio, earnings means pre-tax income (loss) from continuing operations before income from equity investees, adjusted to reflect actual distributions from equity investments and fixed charges less capitalized interest. Fixed charges means the sum of the following:

     - interest costs, not including interest on rate refunds;

     - amortization of debt costs; and

     - that portion of rental expense which we believe represents an interest factor.

                                  RISK FACTORS

     Before you decide to participate in the exchange offer, you should read the following risks, uncertainties and factors that may adversely affect us.

                         RISKS RELATED TO OUR BUSINESS

OUR SUCCESS DEPENDS ON FACTORS BEYOND OUR CONTROL.

     Our business is primarily the transportation, storage and gathering of natural gas for third parties. As a result, the volume of natural gas involved in these activities depends on the actions of those third parties, and is beyond our control. Further, the following factors, most of which are beyond our control, may unfavorably impact our ability to maintain or increase current transportation services revenues, to renegotiate existing contracts as they expire, or to remarket unsubscribed capacity:

     - future weather conditions, including those that favor alternative energy sources;

     - price competition;

     - drilling activity and supply availability;

     - expiration and/or turn back of significant contracts;

     - service area competition;

     - changes in regulation and actions of regulatory bodies;

     - credit risk of customer base;

     - increased cost of capital; and

     - natural gas and liquids prices.

THE REVENUES OF OUR PIPELINE BUSINESSES ARE GENERATED UNDER CONTRACTS THAT MUST BE RENEGOTIATED PERIODICALLY.

     Our revenues are generated under transportation services contracts which expire periodically and must be renegotiated and extended or replaced. Although we actively pursue the renegotiation, extension and/or replacement of these contracts, we cannot assure that we will be able to extend or replace these contracts when they expire or that the terms of any renegotiated contracts will be as favorable as the existing contracts. Currently, a substantial portion of our revenues are under contracts that are discounted at rates below the maximum rates allowed under our tariff, and a number of our existing long-term contracts that come up for renewal in 2003 are being renegotiated at rates below their current rates. For a further discussion of these matters, see
"Business -- Markets and Competition".

     In particular, our ability to extend and/or replace transportation services contracts could be adversely affected by factors we cannot control, including:

     - the proposed construction by other companies of additional pipeline capacity in markets served by us;

     - changes in state regulation of local distribution companies, which may cause them to negotiate short-term contracts or turn back their capacity when their contacts expire;

     - reduced demand and market conditions;

     - the availability of alternative energy sources or gas supply points; and

     - regulatory actions.

     If we are unable to renew, extend or replace these contracts or if we renew them on less favorable terms, we may suffer a material reduction in our revenues and earnings.

WE FACE COMPETITION THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     In our principal market areas of Wisconsin, Michigan, Illinois, Ohio and Indiana, we compete with other interstate and intrastate pipeline companies and local distribution companies in the transportation and storage of natural gas. In the northeastern markets, we compete with other interstate pipelines serving electric generation and local distribution companies. An affiliate of Wisconsin Gas Company and Wisconsin Electric Power Company, which together operate under the name We Energies and constitute our largest customer, also holds an ownership interest in the Guardian Pipeline, which was placed into service in late 2002 and directly competes for a portion of the markets served by our expiring capacity. Wisconsin Gas is the largest capacity holder on the Guardian Pipeline. An affiliate of another of our other significant customers, Michigan Consolidated Gas Company, holds a partial ownership interest in Vector Pipeline L.P. which commenced operations in December 2000 and also competes directly with us. If we are unable to compete effectively with these and other energy enterprises, our future profitability may be negatively impacted. Even if we do compete effectively with these and other energy enterprises, we may discount our rates more than currently anticipated to retain committed transportation services volumes or to re-contract released volumes as our existing contracts expire, which could adversely affect our revenues and results of operations.

FLUCTUATIONS IN ENERGY COMMODITY PRICES COULD ADVERSELY AFFECT OUR BUSINESS.

     If natural gas prices in the supply basins connected to our pipeline system are higher than prices in other natural gas producing regions, especially Canada, our ability to compete with other transporters may be negatively impacted. Revenues generated by our transportation services contracts depend on volumes and rates, both of which can be affected by the prices of natural gas. Increased natural gas prices could result in loss of load from our customers, such as power companies not dispatching gas fired power plants, industrial plant shut down or load loss to competitive fuels and local distribution companies' loss of customer base due to conversion from natural gas. The success of our operations is subject to continued development of additional oil and natural gas reserves in the vicinity of our facilities and our ability to access additional suppliers from interconnecting pipelines, primarily in the Gulf of Mexico, to offset the natural decline from existing wells connected to our systems. A decline in energy prices could precipitate a decrease in these development activities and could cause a decrease in the volume of reserves available for transmission or storage on our system. Fluctuations in energy prices are caused by a number of factors, including:

     - regional, domestic and international supply and demand;

     - availability and adequacy of transportation facilities;

     - energy legislation;

     - federal and state taxes, if any, on the transportation and storage of natural gas;

     - abundance of supplies of alternative energy sources; and

     - political unrest among oil-producing countries.

THE AGENCIES THAT REGULATE US AND OUR CUSTOMERS AFFECT OUR PROFITABILITY.

     Our pipeline business is regulated by the Federal Energy Regulatory Commission (FERC), the U.S. Department of Transportation and various state and local regulatory agencies. Regulatory actions taken by those agencies have the potential to adversely affect our profitability. In particular, the FERC regulates the rates we are permitted to charge our customers for our services. If our tariff rates were reduced in a future rate proceeding, if our volume of business under our currently permitted rates was decreased significantly or if we were required to substantially discount the rates for our services because of competition, our profitability and liquidity could be reduced.

     Further, state agencies that regulate our local distribution company customers could impose requirements that could impact demand for our services.

COSTS OF ENVIRONMENTAL LIABILITIES, REGULATIONS AND LITIGATION COULD EXCEED OUR ESTIMATES.

     Our operations are subject to various environmental laws and regulations. These laws and regulations obligate us to install and maintain pollution controls and to clean up various sites at which regulated materials may have been disposed of or released. We are also party to legal proceedings involving environmental matters pending in various courts and agencies.

     It is not possible for us to estimate reliably the amount and timing of all future expenditures related to environmental matters because of:

     - the uncertainties in estimating clean up costs;

     - the discovery of new sites or information;

     - the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties;

     - the nature of environmental laws and regulations; and

     - the possible introduction of future environmental laws and regulations.

     Although we believe we have established appropriate reserves for liabilities, including clean up costs, we could be required to set aside additional reserves in the future due to these uncertainties. For additional information, see Notes 1 and 8 to our Combined Financial Statements beginning on page F-6 and Note 3 to our Condensed Consolidated Financial Statements beginning on page F-36.

OUR OPERATIONS ARE SUBJECT TO OPERATIONAL HAZARDS AND UNINSURED RISKS.

     Our operations are subject to the inherent risks normally associated with those operations, including pipeline ruptures, explosions, pollution, release of toxic substances, fires and adverse weather conditions, and other hazards, each of which could result in damage to or destruction of our facilities or damages to persons and property. In addition, our operations face possible risks associated with acts of aggression on our assets. If any of these events were to occur, we could suffer substantial losses.

     While we maintain insurance against many of these risks, our financial condition and operations could be adversely affected if a significant event occurs that is not fully covered by insurance.

TERRORIST ATTACKS AIMED AT OUR FACILITIES COULD ADVERSELY AFFECT OUR BUSINESS.

     On September 11, 2001, the U.S. was the target of terrorist attacks of unprecedented scale. Since the September 11th attacks, the U.S. government has issued warnings that energy assets, including our nation's pipeline infrastructure, may be a future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

                 RISKS RELATED TO OUR AFFILIATION WITH EL PASO

     El Paso files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Each prospective investor should consider this information and the matters disclosed therein in addition to the matters described in this prospectus in making its investment decision. Such information is not incorporated by reference herein.

OUR RELATIONSHIP WITH EL PASO AND ITS FINANCIAL CONDITION SUBJECTS US TO POTENTIAL RISKS THAT ARE BEYOND OUR CONTROL.

     Due to our relationship with El Paso, adverse developments or announcements concerning El Paso could adversely affect our financial condition, even if we have not suffered any similar development. The outstanding senior unsecured indebtedness of El Paso has been downgraded to below investment grade, currently rated Caa1 by Moody's and B by Standard & Poor's (with a negative outlook at both agencies), which in turn resulted in a similar downgrading of our outstanding senior unsecured indebtedness to B1 by Moody's and B+ by Standard & Poor's (with a negative outlook at both agencies). These downgrades will increase our cost of capital and collateral requirements, and could impede our access to capital markets. As a result of these recent downgrades, El Paso has realized substantial demands on its liquidity. These downgrades are a result, at least in part, of the outlook generally for the consolidated businesses of El Paso and its needs for liquidity.

     In order to meet its short term liquidity needs, El Paso has embarked on its 2003 Operational and Financial Plan that contemplates drawing all or part of its availability under its existing bank facilities and consummating significant asset sales. In addition, El Paso may take additional steps, such as entering into other financing activities, and further reducing capital expenditures, which should provide additional liquidity. There can be no assurance that these actions will be consummated on favorable terms, if at all, or even if consummated, that such actions will be successful in satisfying El Paso's liquidity needs. In the event that El Paso's liquidity needs are not satisfied, El Paso could be forced to seek protection from its creditors in bankruptcy. Such a development could materially adversely affect our financial condition.

     Pursuant to El Paso's cash management program, surplus cash is made available to El Paso in exchange for an affiliated receivable. In addition, we conduct commercial transactions with some of our affiliates. As of March 31, 2003, we had net receivables of approximately $366 million from El Paso and its affiliates. El Paso provides cash management and other corporate services for us. If El Paso is unable to meet its liquidity needs, there can be no assurance that we will be able to access cash under the cash management program, or that our affiliates would pay their obligations to us. However, we might still be required to satisfy affiliated company payables. Our inability to recover any intercompany receivables owed to us could adversely affect our ability to repay our outstanding indebtedness. For a further discussion of these matters, see
Note 13 to our Combined Financial Statements beginning on page F-6 and Note 4 to our Condensed Consolidated Financial Statements beginning on page F-36.

WE COULD BE SUBSTANTIVELY CONSOLIDATED WITH EL PASO IF EL PASO WERE FORCED TO SEEK PROTECTION FROM ITS CREDITORS IN BANKRUPTCY.

     If El Paso were the subject of voluntary or involuntary bankruptcy proceedings, El Paso and its other subsidiaries and their creditors could attempt to make claims against us, including claims to substantively consolidate our assets and liabilities with those of El Paso and its other subsidiaries. The equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities' assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. We believe that any effort to substantively consolidate us with El Paso and/or its other subsidiaries would be without merit. However, we cannot assure you that El Paso and/or its other subsidiaries or their respective creditors would not attempt to advance such claims in a bankruptcy proceeding or, if advanced, how a bankruptcy court would resolve the issue. If a bankruptcy court were to substantively consolidate us with El Paso and/or its other subsidiaries, there could be a material adverse effect on our financial condition and liquidity.

ONGOING LITIGATION AND INVESTIGATIONS REGARDING EL PASO COULD SIGNIFICANTLY ADVERSELY AFFECT OUR BUSINESS.

     On March 20, 2003, El Paso entered into an agreement in principle (the Western Energy Settlement) with various public and private claimants, including the states of California, Washington, Oregon, and Nevada, to resolve the principal litigation, claims, and regulatory proceedings against El Paso and its subsidiaries relating to the sale or delivery of natural gas and electricity from September 1996 to the date of the Western Energy Settlement. A more detailed description of the Western Energy Settlement can be found in El Paso's reports filed with the SEC. If El Paso is unable to negotiate definitive settlement agreements, or if the settlement is not approved by the courts or the FERC, the proceedings and litigation will continue.

     Since July 2002, twelve purported shareholder class action suits alleging violations of federal securities laws have been filed against El Paso and several of its officers. Eleven of these suits are now consolidated in federal court in Houston before a single judge. The suits generally challenge the accuracy or completeness of press releases and other public statements made during 2001 and 2002. The twelfth shareholder class action lawsuit was filed in federal court in New York City in October 2002 challenging the accuracy or completeness of El Paso's February 27, 2002 prospectus for an equity offering that was completed on June 21, 2002. It has since been dismissed, in light of similar claims being asserted in the consolidated suits in Houston. Four shareholder derivative actions have also been filed. One shareholder derivative lawsuit was filed in federal court in Houston in August 2002. This derivative action generally alleges the same claims as those made in the shareholder class action, has been consolidated with the shareholder class actions pending in Houston and has been stayed. A second shareholder derivative lawsuit was filed in Delaware State Court in October 2002 and generally alleges the same claims as those made in the consolidated shareholder class action lawsuit. A third shareholder derivative suit was filed in state court in Houston in March 2002, and a fourth shareholder derivative suit was filed in state court in Houston in November 2002. The third and fourth shareholder derivative suits both generally allege that manipulation of California gas supply and gas prices exposed El Paso to claims of antitrust conspiracy, FERC penalties and erosion of share value. At this time, El Paso's legal exposure related to these lawsuits and claims is not determinable.

     Another action was filed against El Paso in December 2002, on behalf of participants in El Paso's 401(k) plan.

     If El Paso does not prevail in these cases (or any of the other litigation, administrative or regulatory matters disclosed in El Paso's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 to which El Paso is, or may be, a party), and if the remedy adopted in these cases substantially impairs El Paso's financial position, the long-term adverse impact on El Paso's credit rating, liquidity and its ability to raise capital to meet its ongoing and future investing and financing needs could be substantial. Such a negative impact on El Paso could have a material adverse effect on us as well.

ALTHOUGH PRELIMINARY RESULTS INDICATE THE TWELVE DIRECTOR NOMINEES OF EL PASO HAVE BEEN RE-ELECTED, THE PROXY CONTEST INITIATED BY SELIM ZILKHA TO REPLACE EL PASO'S ENTIRE BOARD OF DIRECTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Preliminary results from El Paso's 2003 annual meeting of stockholders indicate that El Paso's stockholders have voted to elect El Paso's twelve director nominees standing for re-election thereby rejecting the slate of nominees presented by Selim Zilkha in connection with his proxy contest. The independent inspectors of the election are finalizing the vote count and it is expected that the final results will be certified in the several weeks following the annual meeting. Until the election results are final, any continuing uncertainty with respect to the outcome of this proxy contest may be disruptive and may negatively impact El Paso's ability to achieve the stated objectives of its 2003 Operational and Financial Plan. In addition, El Paso may have difficulty attracting and retaining key personnel until the final election results are certified. Furthermore, in the event the preliminary results are incorrect and Mr. Zilkha's slate of director nominees has been elected by El Paso's stockholders, the resulting replacement of El Paso's entire board of directors will be highly disruptive. Therefore, this proxy contest, whether or not ultimately successful, could have a material adverse effect on El Paso's liquidity and financial condition, which, in turn, could adversely affect our liquidity and financial condition.

A COURT COULD VOID OR SUBORDINATE THE NOTES UNDER FRAUDULENT CONVEYANCE LAWS.

     The incurrence of indebtedness (such as the notes) and the contribution by our parent to us of El Paso Great Lakes could be reviewed under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or in a lawsuit by or on behalf of our other creditors. If this were to occur, then a court could void or subordinate the notes in favor of other creditors, if the court were to find that (a) the notes were incurred with the intent to hinder, delay or defraud any present or future creditor or that we contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (b) we did not receive fair consideration or reasonably equivalent value for issuing the notes and, at the time thereof, we (1) were insolvent or rendered insolvent by reason of the issuance of the notes, (2) were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital or (3) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

FEDERAL AND STATE STATUTES WOULD ALLOW COURTS, UNDER SOME CIRCUMSTANCES, TO VOID THE CONTRIBUTION OF EL PASO GREAT LAKES CAPITAL STOCK TO US.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void the contribution to us of the capital stock of El Paso Great Lakes if, at the time of the contribution, certain facts, circumstances and conditions existed, including that:

     - such contributor or any of its parent companies was insolvent or rendered insolvent by reason of such contribution;

     - such contributor or any of its parent companies was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

     - such contributor does not receive fair consideration; or

     - such contributor or any of its parent companies intended to incur, or believed that it would incur, indebtedness it could not repay at its maturity.

WE ARE AN INDIRECT SUBSIDIARY OF EL PASO.

     El Paso has substantial control over:

     - our payment of dividends;

     - decisions on our financings and our capital raising activities;

     - mergers or other business combinations;

     - our acquisitions or dispositions of assets; and

     - our participation in El Paso's cash management program.

     El Paso may exercise such control in its interests and not necessarily in the interests of us or the holders of our long-term debt.

               RISKS RELATED TO OUR LONG-TERM DEBT AND THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR DEBT OBLIGATIONS, INCLUDING OUR OBLIGATIONS UNDER THE NOTES.

     We have substantial indebtedness. As of March 31, 2003, we had total indebtedness of approximately $813 million (including the Old Notes), all of which was senior unsecured long-term indebtedness.

     Our substantial indebtedness could have important consequences. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

     - impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - diminish our ability to withstand a downturn in our business or the economy generally;

     - require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

     If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

     Covenants applicable to the notes allow us to incur significant amounts of additional indebtedness as long as such incurrence does not cause our ratio of consolidated debt to EBITDA to exceed 6.0 to 1. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to repay the notes.

OUR EXISTING INDEBTEDNESS AND THE NOTES ARE SUBJECT TO CROSS-ACCELERATION OF PAYMENT PROVISIONS.

     Our other issues of indebtedness and the notes include event of default provisions that would be triggered if any of our other indebtedness is accelerated, unless none of the accelerated indebtedness exceeds a specified threshold in aggregate principal amount, which in the case of our other indebtedness is $5 million and in the case of the notes is $25 million. If any of these event of default provisions are triggered on debt in excess of $5 million and such debt is accelerated, all of our existing indebtedness would be subject to possible acceleration and we may not be able to repay all such indebtedness upon such acceleration.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO LIABILITIES AND INDEBTEDNESS OF OUR SUBSIDIARIES AND SUBORDINATED TO ANY OF OUR SECURED INDEBTEDNESS TO THE EXTENT OF THE ASSETS SECURING SUCH INDEBTEDNESS.

     We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

     In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are not prohibited under the indenture from incurring additional indebtedness. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. Furthermore, the holders of the notes will not have a claim against the assets of Great Lakes LP and will be effectively subordinated to the creditors of Great Lakes LP with respect to the assets of Great Lakes LP.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THEY MAY BE DIFFICULT TO RESELL.

     It may be difficult for you to sell Old Notes that are not exchanged in the exchange offer, since any Old Notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your Old Notes exist because we issued the Old Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the Old Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the Old Notes under the Securities Act.

     To the extent any Old Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Old Notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

                        RISKS RELATED TO GREAT LAKES LP

WE CANNOT CAUSE GREAT LAKES LP TO DISTRIBUTE CASH TO US.

     The Great Lakes LP governing documents require the majority approval of the Great Lakes LP management committee (which includes an equal number of members designated by each of TransCanada PipeLines Ltd. (TransCanada) and us) to authorize cash distributions in excess of the amount sufficient for each partner to pay its taxes on its allocable share of taxable income. Thus, without the concurrence of TransCanada, we cannot cause Great Lakes LP to make cash distributions in excess of such tax obligations. The terms of Great Lakes LP's debt instruments may in the future restrict Great Lakes LP's ability to make dividend payments to us.

GREAT LAKES LP DEPENDS UPON ONE CUSTOMER FOR APPROXIMATELY HALF OF THE NATURAL GAS PRODUCTS TRANSPORTED IN ITS PIPELINE SYSTEM.

     Great Lakes LP depends substantially upon TransCanada to provide throughput for its pipeline system. For the year ended December 31, 2002, TransCanada shipped approximately 1,167 MMcf/d of natural gas through Great Lakes LP, constituting approximately 49% of the total 2002 delivered volumes on such pipeline. TransCanada's long-term firm transportation contract with Great Lakes LP runs through 2005. The loss of this customer, a decline in its credit worthiness or a substantial reduction in its shipments on Great Lakes LP could adversely affect the results of operations and cash flow for Great Lakes LP.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements in this document and the documents that are incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning our possible or assumed future results of operations. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal and regulatory proceedings and claims, including environmental matters, future economic performance, operating income, cost savings, management's plans, goals and objectives for future operations and growth and markets for our stock. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates that reflect the best judgment of our senior management and are not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

     For a description of certain risks relating to us and our business, see "Risk Factors" beginning on page 8 of this document and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 21 of this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including ANR Pipeline, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. Portions of the information incorporated by reference are also included in this prospectus. However, other important information is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The documents listed below and incorporated by reference into this prospectus contain important information about ANR Pipeline and its financial condition. Some of these filings have been amended by later filings, which are also listed.

        - Annual Report on Form 10-K for the year ended December 31, 2002(1) and amended Annual Report on Form 10-K/A for the year ended December 31, 2002; and

        - Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2003; and

        - Current Reports on Form 8-K, dated March 5, 2003, March 14, 2003, April 18, 2003, May 20, 2003, June 3, 2003 and June 4, 2003.
---------------

(1) Item 8 of this Form 10-K has been superceded by the information included in our Current Report on Form 8-K filed on May 20, 2003. The information included in Items 1 and 2 and Item 7 of that filing have been updated for the contribution of El Paso Great Lakes in our Current Report on Form 8-K filed on June 3, 2003.

     We also disclose information about us through current reports on Form 8-K that are furnished to the SEC to comply with Regulation FD. This information disclosed in these reports is not considered to be "filed" for purposes of
Section 18 of the Securities Exchange Act of 1934, is not subject to the liabilities of that section and is not incorporated by reference herein.

     All documents filed by us with the SEC from the date of this prospectus to the end of the offering of the notes under this prospectus shall also be deemed to be incorporated herein by reference.

     You can obtain any of the documents listed above or any additional documents that we may file with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K through us or from the SEC through the SEC's web site at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              ANR Pipeline Company
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     TO OBTAIN TIMELY DELIVERY OF ANY REQUESTED DOCUMENTS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MAKE YOUR INVESTMENT DECISION. PLEASE MAKE ANY SUCH REQUESTS ON OR BEFORE JULY 17, 2003.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                    BUSINESS

                                    GENERAL

     We are a Delaware corporation incorporated in 1945. In January 2001, we became an indirect wholly owned subsidiary of El Paso through the merger of an El Paso subsidiary with El Paso CGP Company, formerly The Coastal Corporation. We are involved in the transportation, storage and gathering of natural gas and related services. We conduct our business activities through our natural gas pipeline system and our storage facilities, each of which is discussed below.

     In March 2003, our parent contributed to us its wholly owned subsidiary El Paso Great Lakes. El Paso Great Lakes' principal asset consisted of its effective 50 percent interest in Great Lakes LP. During the years ended December 31, 2002, 2001 and 2000, earnings from El Paso Great Lakes' equity investments were $63 million, $55 million and $52 million. For the three months ended March 31, 2003 and 2002, equity earnings were $18 million and $22 million.

     Further discussion regarding the transaction is included in Notes 1 and 13 to our Combined Financial Statements beginning on page F-6 and Notes 1 and 4 to our Condensed Consolidated Financial Statements beginning on page F-36.

     The Pipeline System. Our system consists of approximately 10,600 miles of pipeline with a design capacity of approximately 6,450 MMcf/d. During 2002, 2001 and 2000, our average throughput was 4,130 BBtu/d, 4,531 BBtu/d and 4,545 BBtu/d. Our two interconnected, large-diameter multiple pipeline systems transport natural gas from natural gas producing fields in Louisiana, Oklahoma, Texas and the Gulf of Mexico to markets in the midwestern and northeastern regions of the U.S., including the metropolitan areas of Chicago, Detroit and Milwaukee. Our pipeline system connects with multiple pipelines that provide our shippers with access to diverse sources of supply and various natural gas markets served by these pipelines, including pipelines owned by Alliance Pipeline L.P., Vector Pipeline L.P., Guardian Pipeline LLC, Viking Gas Transmission Company, Midwestern Gas Transmission, Natural Gas Pipeline Company of America, Northern Border Pipeline Company, Great Lakes LP, and Northern Natural Gas Company.

     In addition to our existing systems and facility, the following project was approved by the FERC:

                                                                                              ANTICIPATED
PROJECT            CAPACITY                           DESCRIPTION                           COMPLETION DATE
-------            --------                           -----------                           ---------------
                   (MMCF/D)
Westleg Wisconsin    218      To increase capacity of our existing system by looping the     November 2004
  Expansion                   Madison lateral and by enlarging the Beloit lateral through abandonment and replacement

     We also have an effective 50 percent ownership interest in Great Lakes LP. We own this interest through a direct 46 percent interest in Great Lakes LP and indirectly through our 50 percent ownership interest in Great Lakes Gas Transmission Company, who owns 8 percent of Great Lakes LP. The partnership owns and operates a 2,115 mile interstate natural gas pipeline with a design capacity of 2,895 MMcf/d that transports gas to customers in the midwestern and northwestern U.S. and Canada. During 2002, 2001 and 2000, average throughput was 2,378 BBtu/d, 2,224 BBtu/d and 2,477 BBtu/d.

     Storage Facilities. As of December 31, 2002, we owned or contracted for approximately 207 Bcf of underground natural gas storage capacity which included the contracted rights for 81 Bcf of natural gas storage capacity, of which 46 Bcf is provided by Blue Lake Gas Storage Company and 35 Bcf is provided by ANR Storage Company, both of which are our affiliates. The maximum daily delivery capacity of our underground natural gas storage is approximately 3 Bcf.

     Under our tariff structure, customers pay us on the basis of stated rates for transportation, storage and related services (transportation services). Approximately 92 percent of our transportation services revenue is attributed to a capacity reservation, or demand charge, paid by firm customers. These firm customers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they transport or store, for the term of their contracts. The remaining 8 percent of our transportation services revenue is attributed to charges based solely on the volumes of natural gas actually transported or stored on our pipeline system.

                             REGULATORY ENVIRONMENT

     Our interstate natural gas transmission system and storage operations are regulated by the FERC under the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. Our pipeline and storage facilities operate under FERC-approved tariffs that establish rates, terms and conditions for services to their customers. Generally, the FERC's authority extends to:

     - rates and charges for natural gas transportation, storage and related services;

     - certification and construction of new facilities;

     - extension or abandonment of services and facilities;

     - maintenance of accounts and records;

     - relationships between pipeline and marketing affiliates;

     - terms and conditions of services;

     - depreciation and amortization policies;

     - acquisition and disposition of facilities; and

     - initiation and discontinuation of services.

     The fees or rates established under our tariff are a function of our costs of providing services to our customers, including a reasonable return on our invested capital. Consequently, our results have historically been relatively stable. However, our results can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers.

     Our interstate pipeline system is also subject to federal, state and local statutes and regulations regarding pipeline safety and environmental matters. Our system has ongoing inspection programs designed to keep our system in compliance with environmental and pipeline safety requirements. We believe that our system is in material compliance with the applicable requirements.

     We are also subject to regulation over the safety requirements in the design, construction, operation and maintenance of our interstate natural gas transmission system and storage facility by the U.S. Department of Transportation. Our operations on U.S. government land are regulated by the U.S. Department of the Interior.

     A discussion of significant rate and regulatory matters is included in Notes 1 and 8 to our Combined Financial Statements beginning on page F-6 and
Note 3 to our Condensed Consolidated Financial Statements beginning on page
F-36.

                            MARKETS AND COMPETITION

     We have approximately 238 firm and interruptible customers, including local distribution companies, industrial customers, electric generation companies, natural gas producers, other natural gas pipelines and natural gas marketing and trading companies. We provide transportation services in both our natural gas supply and market areas. We have approximately 643 firm contracts with remaining terms that extend from one month to 22 years, and with a weighted average remaining contract term of approximately four years. Approximately 98 percent of our total capacity is subscribed under firm agreements. We do not own most of the natural gas that we transport or store and accordingly do not assume natural gas commodity price risk related to such gas.

     The significant customer we served in 2002 was We Energies, with capacity of 1,138 BBtu/d under contracts that expire in 2003 through 2010. Also, Wisconsin Gas, which operates under the name We Energies, is a sponsor of the Guardian Pipeline, which was placed in service in December 2002. Guardian will directly compete for a portion of the markets served by our expiring capacity.

     Our interstate natural gas transmission system and natural gas storage business face varying degrees of competition from other pipelines, as well as from alternative energy sources such as electricity, coal and fuel oil. We compete with other interstate and intrastate pipelines for deliveries to customers who can take deliveries at multiple connection points. We also compete with other pipelines and local distribution companies to deliver increased quantities of natural gas to our market area. In addition, we compete with pipelines and gathering systems for connection to new supply sources.

     Electric power generation is one of the fastest growing demand sectors of the natural gas market. The potential consequences of proposed and ongoing restructuring and deregulation of the electric power industry are currently unclear. Restructuring and deregulation benefits the natural gas industry by creating more demand for natural gas turbine generated electric power, but this effect is offset, in varying degrees, by increased generation efficiency and more effective use of surplus electric capacity as a result of open market access.

     In response to changing market conditions, we have shifted from a traditional dependence solely on long-term contracts to an approach that balances short-term and long-term commitments. The shift is due to changes in market conditions and competition driven by state utility deregulation, local distribution company mergers, new supply sources, volatility in natural gas prices, demand for short-term capacity and new markets in power plants.

     Our ability to extend our existing contracts or re-market expiring capacity is dependent on competitive alternatives, the regulatory environment at the local, state and federal levels and market supply and demand factors at the relevant dates these contracts are extended or expire. The duration of new or renegotiated contracts will be affected by current prices, competitive conditions and judgments concerning future market trends and volatility. While we are allowed to negotiate contract terms at fully subscribed quantities and at maximum rates allowed under our tariff, we must, at times, discount our contracts to remain competitive.

                                 ENVIRONMENTAL

     A description of our environmental activities is included in Notes 1 and 8 to our Combined Financial Statements beginning on page F-6 and Note 3 to our Condensed Consolidated Financial Statements beginning on page F-36.

                                   EMPLOYEES

     As of June 2, 2003, we had approximately 390 full-time employees, none of whom is subject to a collective bargaining agreement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The notes to our Combined Financial Statements and Condensed Consolidated Financial Statements included in this prospectus contain information that is pertinent to the following analysis, including a discussion of our significant accounting policies.

                                    GENERAL

     Our business consists of interstate natural gas transportation, storage, gathering and related services. Our interstate natural gas transmission system and natural gas storage business face varying degrees of competition from other pipelines, as well as from alternate energy sources, such as electricity, coal and fuel oil. We are regulated by the FERC. The FERC regulates the rates we can charge our customers. These rates are a function of our costs of providing services to our customers, and include a return on our invested capital. As a result, our financial results have historically been relatively stable. However, they can be subject to volatility due to factors such as weather, changes in natural gas prices and market conditions, regulatory actions, competition and the credit-worthiness of our customers. In addition, our ability to extend existing customer contracts or re-market expiring contracted capacity is dependent on competitive alternatives, the regulatory environment and supply and demand factors at the relevant dates these contracts are extended or expire. We make every attempt to negotiate contract terms at fully-subscribed quantities and at maximum rates allowed under our tariff; however, many of our contracts are discounted to meet competition.

                             RESULTS OF OPERATIONS

     We use earnings before interest and income taxes (EBIT) to assess the operating results and effectiveness of our business. EBIT is operating income adjusted to include equity earnings from unconsolidated affiliates, gains and losses on sales of assets and other miscellaneous non-operating items. Items that are not included in this measure are financing costs, including interest and debt expense, affiliated interest income, income taxes and extraordinary items. We believe this measurement is useful to our investors because it allows them to evaluate the effectiveness of our businesses and operations and our investments from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes. This measurement may not be comparable to measurements used by other companies and should not be used as a substitute for net income or other performance measures such as operating income or operating cash flow. In March 2003, our parent company contributed to us all of the common stock of its wholly owned subsidiary, El Paso Great Lakes, in a transaction we were required to account for in a manner similar to a pooling of interests. As a result, the historical information presented below for all periods reflects the impact of this contribution. A reconciliation of our operating income (loss) to EBIT and EBIT to income (loss) before extraordinary items is as follows:

                                                                         THREE MONTHS
                                                    YEAR ENDED               ENDED
                                                   DECEMBER 31,            MARCH 31,
                                             ------------------------   ---------------
                                              2000     2001     2002     2002     2003
                                             ------   ------   ------   ------   ------
                                                (IN MILLIONS, EXCEPT VOLUME AMOUNTS)
Operating revenues.........................  $  621   $  613   $  544   $  156   $  185
Operating expenses.........................    (397)    (726)    (323)     (74)     (93)
                                             ------   ------   ------   ------   ------
       Operating income (loss).............     224     (113)     221       82       92
                                             ------   ------   ------   ------   ------
Earnings from unconsolidated affiliates....      65       67       63       22       18
Net gain (loss) on the sale of
  investments..............................      --       13       (1)      --       --
Other income...............................      16        4        7       --       --
                                             ------   ------   ------   ------   ------
       Other...............................      81       84       69       22       18
                                             ------   ------   ------   ------   ------
          EBIT.............................     305      (29)     290      104      110
Interest and debt expense..................     (44)     (41)     (41)     (10)     (13)
Affiliated interest income, net............       8        8        6        1       --
Income taxes...............................     (92)      26      (92)     (34)     (36)
                                             ------   ------   ------   ------   ------
     Income (loss) before extraordinary
       items...............................  $  177   $  (36)  $  163   $   61   $   61
                                             ======   ======   ======   ======   ======
Throughput volumes (BBtu/d)(1).............   5,784    5,643    5,319    6,289    6,898
                                             ======   ======   ======   ======   ======

---------------

(1) Throughput includes volumes associated with our 50 percent equity investment in Great Lakes LP. Prior period volumes have been restated to reflect our current year presentation which includes billable transportation throughput volume for storage withdrawal.

OPERATING RESULTS -- EBIT

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Operating revenues for the year ended December 31, 2001, were $8 million lower than in 2000. The decrease was due to the favorable resolution of regulatory issues in 2000 and lower sales of excess natural gas in 2001. The decrease was partially offset by higher realized prices on sales of natural gas from the Dakota gasification facility.

     Operating expenses for the year ended December 31, 2001, were $329 million higher than in 2000. The increase was due primarily to merger-related costs discussed above and higher prices on natural gas purchased at the Dakota gasification facility. Partially offsetting the increase were lower operating expenses due to cost efficiencies following El Paso's merger with Coastal.

     Other income for the year ended December 31, 2001, was $3 million higher than in 2000 due to higher equity in earnings from our investment in Great Lakes LP of $2 million and a $13 million net gain on the sale of Deepwater Holdings Inc., an equity investment, in 2001, offset by a decrease in other miscellaneous non-operating income.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Operating revenues for the year ended December 31, 2002, were $69 million lower than in 2001. The decrease was primarily due to sales of excess natural gas in 2001 of $25 million that did not recur in 2002 and $19 million from lower realized prices in 2002 on the resale of natural gas purchased from the Dakota gasification facility. Also contributing to the decrease were lower transportation revenues of $16 million primarily due to milder winter weather in 2002 and increased levels of discounting as older contracts, that were initially established at or near the maximum FERC-approved rates, terminated or rolled over and the capacity was recontracted at lower rates.

     Operating expenses for the year ended December 31, 2002, were $403 million lower than in 2001 primarily as a result of merger-related costs of $359 million incurred in 2001 associated with relocating our headquarters from Detroit, Michigan to Houston, Texas, asset impairments, costs for employee benefits, severance, retention and transition charges, all related to our former parent company's merger with El Paso. For a further discussion of these charges, see
Note 3 to our Combined Financial Statements beginning on page F-6. Also contributing to the decrease in operating expenses in 2002 were $19 million from lower prices on natural gas purchased at the Dakota gasification facility and $20 million from lower benefit costs and lower operating expenses due to cost efficiencies following the merger with El Paso. These decreases were partially offset by higher 2002 accruals of $5 million on estimated liabilities to assess and remediate our environmental exposure due to an ongoing evaluation of the exposure at our facilities.

     Other income for the year ended December 31, 2002, was $15 million lower than in 2001 primarily as a result of a $13 million net gain on the sale of Deepwater Holdings Inc. in 2001 and lower equity earnings of $6 million from Deepwater Holdings, as well as $3 million from our investment in Iroquois pipeline which was also sold in 2001. Partially offsetting the decrease was higher equity earnings of $8 million from our investment in El Paso Great Lakes due primarily to a favorable use tax settlement recorded by El Paso Great Lakes in the first quarter 2002.

  First Quarter 2003 Compared to First Quarter 2002

     Operating revenues for the quarter ended March 31, 2003, were $29 million higher than the same period in 2002. The increase was primarily due to sales of operational natural gas recoveries in 2003 of $13 million that did not occur in 2002 and $10 million from higher realized prices in 2003 on the resale of natural gas purchased from the Dakota gasification facility. Also contributing to the increase were higher transportation revenues of $5 million primarily due to colder winter weather in 2003.

     Operating expenses for the quarter ended March 31, 2003, were $19 million higher than the same period in 2002. The increase was primarily due to higher prices on natural gas purchased at the Dakota gasification facility of $9 million. Also contributing to the increase was $6 million from lower benefit costs in 2002 and an additional accrual in 2003 of $1 million on estimated liabilities to assess and remediate our environmental exposure due to an ongoing evaluation of the exposure at those facilities.

     Earnings from unconsolidated affiliates for the quarter ended March 31, 2003, were $4 million lower than the same period in 2002 primarily as a result of lower equity earnings from our investment in El Paso Great Lakes due to a favorable use tax settlement recorded by El Paso Great Lakes in the first quarter 2002.

REVENUE OUTLOOK

     Our business is primarily driven by contracts with shippers transporting or storing natural gas on our pipeline system. Our tariff structure, which is regulated by the FERC, requires shippers to pay us on the basis of stated transportation and storage rates. Under our tariff structure, approximately 92 percent of our transportation services revenue is attributed to a capacity reservation, or demand charge, paid by firm customers. These firm customers are obligated to pay a monthly demand charge, regardless of the amount of natural gas they actually transport or store on our pipeline system, for the term of their contracts. As these contracts expire, our revenue varies depending on the rates at which they are renewed. During 2002, the renewal rates for contracts with our customers declined as a result of increased competition, causing our revenue to decrease. We expect this trend to continue in the foreseeable future based on the current market environment for our pipeline system.

     On October 30, 2002, we announced that we had renegotiated multiple firm transportation, storage and related natural gas service agreements, totaling 867 BBtu/d of service starting in 2003 under contracts of various terms extending to 2010, with Wisconsin Gas Company and Wisconsin Electric Power Company, which both operate under the name We Energies and constitute our largest customer. A number of these contracts were discounted. The Public Service Commission of Wisconsin and the FERC approved the agreements.

INTEREST AND DEBT EXPENSE

  Year Ended December 31, 2001 to Year Ended December 31, 2000

     Interest and debt expense for the year ended December 31, 2001, was $3 million lower than in the same period in 2000 due to a decrease in notes payable resulting in lower interest expense on long-term debt.

  First Quarter 2003 Compared to First Quarter 2002

     Interest and debt expense for the quarter ended March 31, 2003, was $3 million higher than the same period in 2002 due to the issuance of $300 million senior unsecured notes with an annual interest rate of 8.875% in March 2003.

AFFILIATED INTEREST INCOME, NET

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Affiliated interest income, net for the year ended December 31, 2002, was $2 million lower than the same period in 2001. The decrease was due to lower short-term interest rates on advances to El Paso under our cash management program in 2002 partially offset by higher average advances. The average short-term interest rate decreased from 4.3% in 2001 to 1.8% in 2002, and the average advances to affiliates participating in our cash management program were $196 million in 2002 versus $118 million in 2001.

INCOME TAXES

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Income tax benefit for the year ended December 31, 2001, was $26 million and the income tax expense for the year ended December 31, 2000, was $92 million, resulting in effective tax rates of 42 percent and 34 percent. The effective tax rate for 2001 was different than the statutory rate of 35 percent primarily due to the impact of state income taxes.

  Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Income tax expense for the year ended December 31, 2002, was $92 million and the income tax benefit for the year ended December 31, 2001, was $26 million, resulting in effective tax rates of 36 percent and 42 percent. Our effective tax rates differed from the statutory rate of 35 percent in both periods primarily due to the impact of state income taxes.

  First Quarter 2003 Compared to First Quarter 2002

     Income tax expense for the quarters ended March 31, 2003 and 2002, was $36 million and $34 million, resulting in effective tax rates of 37 percent and 36 percent. Our effective tax rates were different than the statutory rate of 35 percent primarily due to the impact of state income taxes.

                        LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY

     Our liquidity needs are provided by cash flows from operating activities and the use of a cash management program with our parent company, El Paso. Under El Paso's cash management program, depending on whether we have short-term cash surpluses or requirements, we either provide cash to El Paso or El Paso provides cash to us. We have historically provided cash advances to El Paso, and we reflect these net advances to our parent as investing activities in our statement of cash flows. As of March 31, 2003, we had a cumulative net receivable from El Paso and its affiliates of $325 million as a result of this program. These receivables are due upon demand; however, as of March 31, 2003 we classified this amount as non-current notes receivable from affiliates in our balance sheet. We believe that cash flows from operating activities and cash provided by El Paso's cash management program will be adequate to meet our short-term capital requirements for existing operations. Our cash flows were as follows:

                                                                          THREE MONTHS
                                                                              ENDED
                                              YEAR ENDED DECEMBER 31,       MARCH 31,
                                              ------------------------   ---------------
                                               2000     2001     2002    2002    2003(1)
                                              ------   ------   ------   -----   -------
                                                            (IN MILLIONS)
Cash flows from operating activities........  $ 279    $ 214    $ 206    $ 143    $  50
Cash flows from investing activities........   (146)    (185)    (220)    (143)    (313)
Cash flows from financing activities........   (135)     (30)      14       --      288

---------------

(1) In March 2003, we declared and distributed dividends of approximately $400 million of affiliated receivables to our parent. We also generated proceeds of $288 million from the issuance of the Old Notes. Our operating cash flow was primarily impacted by changes in our working capital.

     In a series of credit rating agency actions in late 2002 and early 2003, and contemporaneously with the downgrades of the senior unsecured indebtedness of our parent company, El Paso, our senior unsecured indebtedness was downgraded to below investment grade and is currently rated B1 by Moody's and B+ by Standard & Poor's and we remain on negative outlook by both agencies. These downgrades will increase our cost of capital and could impede our access to capital markets in the future.

     In August 2002, the FERC issued a notice of proposed rulemaking requiring, among other things, that FERC regulated entities participating in cash management arrangements with non-FERC regulated parents maintain a minimum proprietary capital balance of 30 percent, and that the FERC regulated entity and its parent maintain investment grade credit ratings as a condition to participating in the cash management program. If this proposal were adopted, our cash management program with El Paso could terminate, which could affect our liquidity. We cannot predict the outcome of this rulemaking at this time.

CAPITAL EXPENDITURES

     Our capital expenditures during the periods indicated are listed below:

                                                                                      THREE
                                                                                     MONTHS
                                                                  YEAR ENDED          ENDED
                                                                 DECEMBER 31,       MARCH 31,
                                                              ------------------   -----------
                                                              2000   2001   2002   2002   2003
                                                              ----   ----   ----   ----   ----
                                                                       (IN MILLIONS)
Maintenance.................................................  $ 47   $ 60   $ 77   $ 8    $ 9
Expansion/Other.............................................    54     51     36    33     10
                                                              ----   ----   ----   ---    ---
    Total...................................................  $101   $111   $113   $41    $19
                                                              ====   ====   ====   ===    ===

     Under our current plan, we expect to spend between approximately $83 million and $97 million in each of the next three years for capital expenditures primarily to maintain the integrity of our pipeline and ensure the reliable delivery of natural gas to our customers. In addition, we have budgeted to spend between $40 million and $63 million in each of the next three years to expand the capacity and services of our pipeline system. We expect to fund our maintenance and expansion capital expenditures through internally generated funds and by retaining a portion of the proceeds from a 2003 debt offering discussed below.

DEBT

     For a discussion of our debt obligations, see Note 7 to the Combined Financial Statements beginning on page F-6 and Note 2 to the Condensed Consolidated Financial Statements beginning on page F-36.

                         COMMITMENTS AND CONTINGENCIES

     For a discussion of our commitments and contingencies, see Note 8 to our Combined Financial Statements beginning on page F-6 and Note 3 to our Condensed Consolidated Financial Statements beginning on page F-36.

            NEW ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT YET ADOPTED

     None.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our primary market risk is exposure to changing interest rates. The table below shows the carrying value and related weighted average interest rates of our interest bearing securities, by expected maturity dates, and the fair value of those securities. As of December 31, 2002, the fair values of our fixed rate long-term debt securities have been estimated based on quoted market prices for the same or similar issues.

                                                                                              DECEMBER 31,
                                                             DECEMBER 31, 2002                    2001
                                                   --------------------------------------   ----------------
                                                    EXPECTED FISCAL YEAR OF MATURITY OF
                                                              CARRYING AMOUNTS
                                                   --------------------------------------
                                                                                    FAIR    CARRYING   FAIR
                                                   2003-2007   THEREAFTER   TOTAL   VALUE   AMOUNTS    VALUE
                                                   ---------   ----------   -----   -----   --------   -----
                                                                     (DOLLARS IN MILLIONS)
LIABILITIES:
  Long-term debt, including current
    portion -- fixed rate(1).....................    $  --        $511      $511    $466      $498     $537
      Average interest rate......................                  8.8%

---------------
(1) Holders of $75 million of our long-term debt have the option to redeem these securities in 2005 at par value.

     In March 2003, we issued $300 million of senior unsecured notes with an annual interest rate of 8.875% due 2010. Other than this issuance, there were no material changes in our quantitative and qualitative disclosures about market risks from those as of December 31, 2002.

                                USE OF PROCEEDS

     We received net proceeds of approximately $288 million from the issuance of the Old Notes after deducting initial purchasers' discounts and offering expenses. We used approximately $263 million of the net proceeds of the Old Notes to repay intercompany obligations to El Paso and its affiliates bearing interest at a rate of 1.41% as of February 1, 2003, and the remaining $25 million was retained by us for capital expenditure requirements. We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under "Description of the Notes." The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.

                                 CAPITALIZATION

     The following table shows our capitalization as of March 31, 2003, which includes the contribution of El Paso Great Lakes to us by our parent, the original issuance of $300 million of Old Notes, and our application of the proceeds therefrom as described above. The exchange of the Old Notes for the New Notes will not impact our overall capitalization. This table is unaudited and should be read in conjunction with our consolidated financial statements and related notes contained in our March 31, 2003 Form 10-Q, which is included in this prospectus beginning on page F-33.

                                                                  AS OF
                                                                MARCH 31,
                                                                  2003
                                                              -------------
                                                              (IN MILLIONS)
Short-term debt.............................................     $   --
                                                                 ------
Long-term debt:
  13.75% Notes due 2010.....................................     $   13
  8.875% Notes due 2010.....................................        300
  9.625% Debentures due 2021................................        300
  7.375% Debentures due 2024................................        125
  7.000% Debentures due 2025(1).............................         75
  Less: Unamortized discount................................         (6)
                                                                 ------
          Total long-term debt..............................        807
                                                                 ------
Total stockholder's equity..................................        717
                                                                 ------
          Total capitalization..............................     $1,524
                                                                 ======

----------

(1) The holders of the $75 million 7.0% debentures due 2025 maintain the option to require us to redeem these debentures at par value in 2005.

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     Old Notes in an aggregate principal amount of $300,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $300,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of liquidated damages.

     The New Notes will bear interest at a rate of 8 7/8% per year, payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2003. Interest on the New Notes will accrue from March 5, 2003. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

     - the New Notes that you receive will be acquired in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

     If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under "-- Transfer Taxes."

     WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING OLD NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The exchange offer expires at 5:00 p.m., New York City time, on July 24, 2003, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

     We expressly reserve the right, so long as applicable law allows:

     - to delay our acceptance of Old Notes for exchange;

     - to terminate the exchange offer if any of the conditions set forth under "-- Conditions of the Exchange Offer" exist;

     - to waive any condition to the exchange offer;

     - to amend any of the terms of the exchange offer; and

     - to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under "-- Withdrawal of Tenders."

     Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

     We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

     In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

     - you are acquiring New Notes in the ordinary course of your business;

     - you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act; and

     - you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

     If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

     - you cannot rely on those interpretations by the SEC staff, and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of New Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE

     We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

     - terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under "-- Conditions of the Exchange Offer" have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

     If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments", "-- Conditions of the Exchange Offer" and "-- Withdrawal of Tenders", subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Old Notes -- Book-Entry Transfer", such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.

     Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in "Transfer Taxes" or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OLD NOTES

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner's behalf.

  TENDER OF OLD NOTES HELD THROUGH DEPOSITORY TRUST COMPANY

     The exchange agent and Depository Trust Company (DTC) have confirmed that the exchange offer is eligible for the DTC's automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

  TENDER OF OLD NOTES HELD IN CERTIFICATED FORM

     For a holder to validly tender Old Notes held in certificated form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     LETTERS OF TRANSMITTAL AND OLD NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT, AND NOT TO US OR TO DTC.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERTY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

  SIGNATURE GUARANTEE

     Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the Old Notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act.

  BOOK-ENTRY TRANSFER

     The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT DTC, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of Old Notes into the exchange agent's account at DTC is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  GUARANTEED DELIVERY

     If you wish to tender your Old Notes and:

          (1) certificates representing your Old Notes are not lost but are not immediately available,

          (2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

          (3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

        - your tender is made by or through an eligible institution; and

        - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

              (a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

              (b) state that the tender is being made thereby;

              (c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

              (d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

  OTHER MATTERS

     New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

     - a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

     - any other documents required by the letter of transmittal.

     We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. WE RESERVE THE ABSOLUTE RIGHT TO REJECT ANY OR ALL TENDERS OF OLD NOTES THAT ARE NOT IN PROPER FORM OR THE ACCEPTANCE OF WHICH, IN OUR OPINION, WOULD BE UNLAWFUL. WE ALSO RESERVE THE RIGHT TO WAIVE ANY DEFECTS, IRREGULARITIES OR CONDITIONS OF TENDER AS TO PARTICULAR OLD NOTES.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "-- Exchange Agent", or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the Old Notes to be withdrawn, and

     - identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

     If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of tendered Old Notes.

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

     - delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

     - tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order,

the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

CONSEQUENCES OF FAILING TO EXCHANGE

     If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

     - as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.

     In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

EXCHANGE AGENT

     Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                      DEUTSCHE BANK TRUST COMPANY AMERICAS


         By Overnight,                      By Mail:                    By Hand in New York:
 Registered or Certified Mail      DB Services Tennessee, Inc.       Deutsche Bank Trust Company
     or Overnight Courier:             Reorganization Unit                    Americas
  DB Services Tennessee, Inc.            P.O. Box 292737              C/O The Depository Trust
   Corporate Trust & Agency      Nashville, Tennessee 37229-2737        Clearing Corporation
           Services                       By Facsimile:              55 Water Street, 1st Floor
      Reorganization Unit          (for eligible institutions          Jeanette Park Entrance
    648 Grassmere Park Road                   only)                   New York, New York 10041
  Nashville, Tennessee 37211             (615) 835-3701              Information: (800) 735-7777
                                      Confirm by telephone:
                                         (615) 835-3572

                            DESCRIPTION OF THE NOTES

     The New Notes will be issued, and the Old Notes were issued, under an indenture dated March 5, 2003 between us and The Bank of New York, as trustee. You may obtain a copy of the indenture from the trustee at its corporate trust office in New York, New York. The terms of the notes include those stated in the indenture and made a part thereof by reference to the Trust Indenture Act of 1939, as amended, in effect on the date of the indenture. This summary of the material terms of the notes and the indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture, including the definitions of certain terms therein, and the Trust Indenture Act. We have included at the end of this section a summary of capitalized terms used in this section. Terms used in this section and not otherwise defined in this section have the respective meanings assigned to them in the indenture.

GENERAL

     The notes:

     - are our senior unsecured indebtedness;

     - rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

     - rank senior in right of payment to any future subordinated indebtedness;

     - are effectively junior to our secured indebtedness to the extent of assets securing such indebtedness;

     - are effectively junior to all existing and future indebtedness and other liabilities of our subsidiaries; and

     - are not guaranteed by our subsidiaries or our parent.

     As of March 31, 2003, we had total long-term capital market debt and other financing obligations (excluding the Old Notes) of approximately $513 million, all of which was unsecured and unsubordinated indebtedness ranking equally with the New Notes. The indenture permits us to incur significant amounts of additional indebtedness, including indebtedness ranking senior to the notes, as long as such incurrence does not cause our ratio of consolidated debt to EBITDA to equal or exceed 6.0 to 1.

PRINCIPAL, MATURITY AND INTEREST

     The notes will mature on March 15, 2010. We may issue additional notes from time to time in the future which would contain the same terms and the same CUSIP numbers as the notes offered hereby, without the consent of the holders of the notes, in compliance with the covenants of the indenture.

     Interest on the notes will:

     - accrue at the rate of 8 7/8% per year;

     - be payable semiannually on each March 15 and September 15, commencing September 15, 2003;

     - be payable to the person in whose name the notes are registered at the close of business on the relevant March 1 and September 1 preceding the applicable interest payment date;

     - be computed on the basis of a 360-day year comprised of twelve 30-day months; and

     - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

     If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

DENOMINATIONS

     The notes will be issued in registered form in denominations of $1,000 each or integral multiples thereof.

OPTIONAL REDEMPTION OF NOTES

     The notes will be redeemable, in whole or in part, at our option at any time or from time to time, prior to March 15, 2007, at the Make-Whole Price in accordance with the provisions of the indenture.

     The notice of redemption will set forth the manner of calculation of the Make-Whole Price, but not necessarily its amount. We will notify the trustee of the amount of the Make-Whole Price, and the trustee will not be responsible for the accuracy of the calculation.

     The notes will be redeemable, in whole or in part, at our option at any time or from time to time, on or after March 15, 2007, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date, if redeemed during the 12-month period commencing on each March 15 of the years indicated below:

REDEMPTION YEAR                                               PERCENTAGE
---------------                                               ----------
2007........................................................   104.438%
2008........................................................   102.219%
2009 and thereafter.........................................   100.000%

SELECTION AND NOTICE

     We will mail a notice of redemption by first class mail at least 30 but not more than 60 calendar days before the redemption date to each holder of notes to be redeemed at the holder's registered address.

     In the case of any partial redemption, selection of the notes for redemption will be made by the trustee on a pro rata basis, by lot or by any other method that the trustee in its sole discretion will deem to be fair and appropriate, although no note of less than $1,000 in original principal amount will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to that note will state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of that note will be issued in the name of the holder of the note upon cancellation of the original note.

SINKING FUND

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

CONSOLIDATION, MERGER OR SALE

     Under the indenture, we may not consolidate with or merge with or into any other person or transfer all or substantially all of our properties and assets as an entirety to any person, unless:

          - in the case of a merger, we are the surviving entity, or the entity formed by the consolidation or into which we are merged expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

          - in the case of the transfer of all or substantially all of our properties and assets as an entirety, the person or entity which acquires our properties and assets expressly assumes, by execution and delivery to the trustee of a supplemental indenture, the due and punctual payment of the principal, any premium and interest on the notes and the performance of every covenant and condition in the indenture;

          - immediately before and immediately after giving effect to such transaction, no default or event of default under the indenture exists; and

          - we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture required in connection with the transaction comply with the terms of the indenture and that we have complied with all conditions precedent.

     Notwithstanding the foregoing, any restricted subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, us or any other restricted subsidiary.

     After any consolidation or merger or any transfer of our properties and assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and be substituted for us under the indenture as if the successor person or entity had been originally named in the indenture and may exercise every one of our rights and powers under the indenture.

COVENANTS

     Under the indenture, we will:

          - pay the principal of, and liquidated damages, if any, interest and any premium on, the notes when due;

          - maintain a place of payment;

          - even if not required to do so by SEC rules, file with the SEC and provide the trustee with annual and quarterly reports of the type required to be filed by public companies;

          - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indenture; and

          - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     Limitation on Liens. The indenture provides that we will not, nor will we permit any restricted subsidiary (as defined below) to, incur, create or assume any lien upon any principal property to secure any of our debt (as defined below) (other than the notes issued under the indenture) without causing the notes to be secured equally and ratably with, or prior to, the new debt, so long as the new debt is so secured. This restriction does not, however, prohibit us and our restricted subsidiaries from creating the following:

          - liens existing on the date of the indenture;

          - permitted liens (as defined below);

          - liens in favor of governmental bodies to secure progress, advance or other payments;

          - liens already existing on newly acquired property or assets;

          - purchase price liens created within 360 days after purchase;

          - liens securing construction or improvements incurred prior to or up to 360 days after completion;

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

          - liens securing debt, provided that the aggregate amount of all debt then outstanding secured by such other liens together with, in connection with any permitted sale-leaseback transaction (as defined below), the present value of the obligations of the lessee for net remaining rental payments does not exceed 5% of our Consolidated Net Tangible Assets; and

          - any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to above; provided that such extension, renewal or replacement of the lien is permitted as to all or any part of the same property that secured the lien extended, renewed or replaced (plus improvements on such property), and that such secured debt at such time is not increased.

     Limitation on Sale-Leaseback Transactions. The indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless:

          - such sale-leaseback transaction occurs within 360 days from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; or

          - we or such restricted subsidiary, within 120 days after such sale-leaseback transaction, applies or causes to be applied to the retirement of Funded Debt (other than Funded Debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the notes) an amount not less than the greater of (1) the net proceeds of the sale of such principal property or (2) the fair value of such principal property.

     In addition, this limitation on sale-leaseback transactions does not apply to any sale-leaseback transaction if the lease entered into in connection therewith is for a period, including renewals, of not more than 36 months or we or such restricted subsidiary, as applicable, would, at the time of entering into such sale-leaseback transaction, be entitled, without equally and ratably securing the notes, to create or assume a lien on such principal property securing debt in an amount at least equal to the present value of the obligations of the lessee in a permitted sale-lease back transaction.

     Limitation on Restricted Payments. The indenture also provides that we will not, and will not cause or permit any of our restricted subsidiaries to, directly or indirectly, make any restricted payment (as defined below) if at the time of the restricted payment and immediately after giving effect to the restricted payment:

          - a default or event of default will have occurred and be continuing or would result from that restricted payment;

          - we are not able to incur an additional $1.00 of debt pursuant to the Consolidated Debt to EBITDA Ratio test under
            "Covenants -- Limitation on Incurrence of Debt"; or

          - the aggregate amount of the restricted payment and all other restricted payments declared or made subsequent to the date the notes are first issued would exceed the sum of:

             (1) 100% of our operating cash flow accrued subsequent to October 1, 2002 to the most recent date for which financial information is available to us, taken as one accounting period (or if the aggregate amount of operating cash flow for such period shall be a deficit, minus 100% of such deficit); plus

             (2) 100% of the aggregate net proceeds, including the net fair market value of property or securities other than cash as determined by our board of directors in good faith, received subsequent to the date the notes are first issued from any person, other than one of our subsidiaries, from (a) the issue or sale of our equity interests (other than Disqualified Capital Stock) (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction to the extent the consideration involved consists of capital stock (other than Disqualified Capital Stock)) or (b) the issue or sale of our Disqualified Capital Stock or debt securities of ours or those of any of our restricted subsidiaries that have been converted into or exchanged for our equity interests (other than Disqualified Capital Stock) (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction to the extent the consideration involved consists of capital stock (other than Disqualified Capital Stock)) subsequent to the date the notes are first issued; plus

             (3) an amount equal to the sum, without duplication, of:

                (a) the net reduction in investments (other than permitted investments (as defined below)) made by us or any of our restricted subsidiaries in any person resulting from repurchases, repayments or redemptions of that investment by that person;

                (b) proceeds realized on the sale of that investment to an unaffiliated purchaser; and

                (c) proceeds representing the return of capital (excluding dividends and distributions),

        in each case received by us or any of our subsidiaries; plus

             (4) an amount equal to the sum without limitation, of any amounts, including the net fair market value of property other than cash as determined by our board of directors in good faith, received by us or any of our subsidiaries as a capital contribution (including, without limitation, in a merger, consolidation, acquisition of property or any other form of transaction to the extent the consideration involved consists of capital stock (other than Disqualified Capital Stock)) subsequent to the date the notes are first issued; plus

             (5) $150 million.

     The provisions above will not prohibit:

          - the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date it is declared;

          - the purchase, redemption or other acquisition or retirement of any of our capital stock or any warrants, options or other rights to acquire shares of any of that capital stock either:

             (1) solely in exchange for shares of Qualified Capital Stock or other warrants, options or rights to acquire Qualified Capital Stock,

             (2) through the application of the net proceeds of a substantially concurrent sale for cash, other than to one of our subsidiaries, of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock, or

             (3) in the case of Disqualified Capital Stock, solely in exchange for, or through the application of the net proceeds of a substantially concurrent sale for cash, other than to one of our subsidiaries, of Disqualified Capital Stock;

          - repurchases of capital stock, warrants, options or rights to acquire capital stock deemed to occur upon exercise of warrants, options or rights to acquire capital stock if such capital stock, warrants, options or rights represent a portion of the exercise price of such warrants, options or rights;

          - payments or distributions, directly or indirectly through any direct or indirect parent of ours, to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets;

          - cash payments in lieu of the issuance of fractional shares;

          - payments of dividends, distributions or other amounts by us to fund the payment by any of our direct or indirect parent companies or other affiliates of administrative, legal, financial, accounting or other similar expenses relating to such parent's direct or indirect ownership of us and to pay other corporate overhead expenses relating to such ownership interest, including directors' fees, indemnifications and similar arrangements, so long as such payments are fair and reasonable and are paid as and when needed by any such direct or indirect parent company; and

          - any transfers by us or any of our restricted subsidiaries pursuant to the cash management program of El Paso and its subsidiaries consistent with past practices.

     In determining the aggregate amount of restricted payments made subsequent to the date the notes are first issued, amounts expended pursuant to the first five bullet points above will be included in such calculation.

     The amount of all restricted payments (other than cash) shall be the fair market value on the date of such restricted payment of the asset(s) or securities proposed to be paid, transferred or issued by us or any of our restricted subsidiaries, as the case may be, pursuant to such restricted payment. The fair market value of any non-cash restricted payment shall be determined conclusively by our board of directors acting in good faith.

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

     Limitation on Incurrence of Debt. The indenture also provides that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any debt (including acquired debt), unless (1) no default or event of default would occur after giving effect on a pro forma basis to such incurrence, and (2) the Consolidated Debt to EBITDA Ratio on the date on which such additional debt is incurred would have been less than 6.0 to 1, determined on a pro forma basis giving effect to such incurrence (including a pro forma application of the net proceeds therefrom).

     The limitation of the foregoing paragraph shall not prohibit the incurrence of:

          - performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business,

          - hedging obligations,

          - debt owed by (1) any of our restricted subsidiaries to us or to any of our other subsidiaries or (2) us to any of our subsidiaries,

          - debt outstanding on the date of the indenture, including the notes,

          - debt issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund debt including, without limitation, acquired debt, incurred pursuant to the Consolidated Debt to EBITDA Ratio test set forth above or under the immediately preceding clause or this clause provided that (1) the principal amount of such refinancing debt does not exceed the principal amount of debt so refinanced (plus the premiums and other amounts to be paid, and the out-of-pocket expenses reasonably incurred, in connection therewith) and (2) the refinancing debt has a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of the debt being refinanced,

          - the guarantee by us or one or more of our restricted subsidiaries of debt of us or one or more of our restricted subsidiaries that is not prohibited by another provision of the indenture, or

          - other debt in an aggregate principal amount at any one time outstanding not to exceed $150 million.

     In addition, the indenture provides that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, incur any guarantee with respect to any debt of any of our affiliates

(other than debt of ANR Pipeline, one or more subsidiaries of ANR Pipeline or of ANR Pipeline and one or more of its subsidiaries).

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

     Limitation on Participation in El Paso's Cash Management Program. The indenture also provides that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, participate in El Paso's and its subsidiaries' cash management program if any default occurs or exists under any bond, debenture, note or other evidence of debt for money borrowed or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any debt for money borrowed, in each case, by El Paso or any of its subsidiaries (or the payment of which is guaranteed by El Paso or any of its subsidiaries) whether such debt or guarantee now exists, or is created after the date of the indenture, if such default:

     - is caused by a payment default; or

     - results in the acceleration (without cure or revocation within five business days) of debt of El Paso prior to its express maturity and, in each case, the principal amount of any such debt of El Paso, together with the principal amount of any other such debt of El Paso under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50 million or more, until such acceleration has been cured or revoked or such payment of such debt of El Paso has been made in full.

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

     Limitation on Transactions with Affiliates. The indenture also provides that we will not, and will not permit any restricted subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any of our affiliates, unless:

          - the terms of the affiliate transaction are:

             (1) set forth in writing and

             (2) no less favorable to us or such restricted subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a person that is not one of our affiliates or, if there is no such comparable transaction, on terms that are fair and reasonable to us or such restricted subsidiary,

          - if the affiliate transaction involves aggregate payments or value in excess of $25 million, our board of directors approves such affiliate transaction and, in its good faith judgment, believes that the affiliate transaction complies with clause (2) of the first bullet point above, and

          - if the affiliate transaction involves aggregate payments or value in excess of $100 million, we obtain a written opinion from an independent financial advisor to the effect that the consideration to be paid or received in connection with the affiliate transaction is fair, from a financial point of view, to us or the restricted subsidiary.

     Notwithstanding the preceding limitation, the following will not be affiliate transactions:

          - any transaction or series of related transactions between us and one or more subsidiaries or between two or more subsidiaries;

          - any restricted payment permitted to be made pursuant to the covenant described under "Covenants -- Limitation on Restricted Payments" or any permitted investment;

          - any employment agreement or other employee compensation plan or arrangement entered into by us or any of our restricted subsidiaries in the ordinary course of business;

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

          - indemnities of our or any of our restricted subsidiaries' officers, directors and employees permitted by bylaw or statutory provisions;

          - the payment of reasonable and customary regular fees to our or any of our restricted subsidiaries' directors; and

          - affiliate transactions and arrangements in effect on the issue date of the notes, including any modifications, extensions or renewals thereof that do not adversely affect us or any of our restricted subsidiaries.

     This covenant will be of no force or effect from and after the time the notes are first rated at least Baa3 by Moody's and at least BBB- by Standard & Poor's.

EVENTS OF DEFAULT

     "Event of default" when used in the indenture will mean any of the following:

          - failure to pay interest or liquidated damages, if any, on any note for 30 days;

          - failure to pay principal of or premium, if any, on any note when due;

          - failure to comply with any of our other agreements contained in the notes or the indenture that continues for 30 days after receipt of a notice from the trustee or the holders of at least 25% in principal amount of the outstanding notes;

          - a default under any of our debt for money borrowed or under any secured indebtedness for money borrowed by us or under any secured indebtedness or guarantee of payment by us of debt for money borrowed, whether such indebtedness or guarantee now exists or is hereafter created, and the effect of such default is to cause such debt to become due prior to its stated maturity; provided, however, that no default under this clause shall exist if all such defaults do not relate to such debt or such guarantees with an aggregate principal amount in excess of $25 million at the time outstanding;

          - if we commence a voluntary case in bankruptcy, consent to the entry of an order of relief against us in an involuntary bankruptcy case, consent to the appointment of a custodian over us or all or substantially all of our assets or make a general assignment for the benefit of creditors;

          - if a court of competent jurisdiction enters a bankruptcy order either for relief against us in an involuntary case, or appointing a custodian over us or all or substantially all of our assets, or ordering our liquidation, and the order or decree remains unstayed and in effect for 60 days; or

          - final judgments for the payment of money which in the aggregate exceed $25 million at the time outstanding shall be rendered against us by a court of competent jurisdiction and shall remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days after such judgment becomes final and nonappealable.

     If an event of default (other than with respect to bankruptcy or insolvency proceedings) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal of, premium, if any, on, accrued and unpaid interest on, and liquidated damages, if any, on all the notes then outstanding (if not then due and payable) to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the notes can void the declaration. If an event of default occurs because of bankruptcy or insolvency proceedings, then the principal of, premium, if any, on, accrued and unpaid interest on, and liquidated damages, if any, on, all notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any noteholder.

     The indenture provides that the holders of the notes will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's

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

duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee.

     This right of the holders of the notes is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

     In general, the indenture provides that holders of the notes may only institute an action against us under the indenture if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25% in principal amount of the notes then outstanding have both (1) requested the trustee to institute such action and (2) offered the trustee indemnity satisfactory to it;

     - the trustee has not instituted such action within 60 days of receipt of such request and offer of indemnity; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

     However, the right of any holder of the notes to receive payment of principal of, and premium, if any, and interest on the notes, on or after the respective due dates expressed in the notes, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and will not be impaired or affected without the consent of such holder. The indenture contains a covenant that we will file annually with the trustee a statement of compliance and no default.

MODIFICATION OF INDENTURE

     At any time and without the consent of the holders of the notes, we and the trustee may amend or supplement the indenture or the notes to:

     - cure any ambiguity, omission, defect or inconsistency;

     - comply with the indenture in the case of the merger, consolidation or sale or other disposition of all or substantially all of our assets;

     - provide for uncertificated notes in addition to or in place of certificated notes;

     - add any additional events of default;

     - provide for the acceptance of a successor trustee;

     - secure the notes pursuant to the requirements under the indenture;

     - comply with any requirements in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     - comply with any requirements of the SEC in connection with qualifying the indenture under the Trust Indenture Act of 1939;

     - add to our covenants for the benefit of the holders of notes or surrender any power conferred upon us; or

     - make any change that does not adversely affect the rights of any holder of notes in any material respect.

     Except as set forth in the indenture, with the written consent of the holders of at least a majority in principal amount of the notes then outstanding, we and the trustee may amend or supplement the indenture or the notes; provided, however, that any such changes must conform to the Trust Indenture Act of 1939.

     Without the consent of each holder affected, we and the trustee may not:

     - reduce the percentage of principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the rate of or change the time for payment of interest, including default interest, on any note;

     - reduce the principal of or change the fixed maturity of any note or alter the premium or other provisions with respect to redemption;

     - make any note payable in money or in a place other than that stated in the note;

     - impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on any note;

     - make any change in the percentage of principal amount of notes necessary to waive compliance with certain provisions of the indenture; or

     - waive a continuing default or event of default in the payment of principal of, or premium, if any, or interest on the notes.

DEFINITIONS

     The following is a summary of capitalized terms used in this summary description of the notes:

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Consolidated Debt" means, as of any date of determination, the total, without duplication, of all of our debt and all debt of our restricted subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between us and our restricted subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of us and our restricted subsidiaries in accordance with GAAP.

     "Consolidated Debt to EBITDA Ratio" means, with respect to any incurrence of debt on any date, the ratio of (1) Consolidated Debt as of such date to (2) the Consolidated EBITDA of us and our restricted subsidiaries for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence of debt. Notwithstanding any other provision, for purposes of making the computation referred to above, acquisitions that have been made by us or any of our restricted subsidiaries, including all mergers and consolidations, subsequent to the commencement of such period shall be calculated on a pro forma basis, assuming that all such acquisitions, mergers and consolidations had occurred on the first day of such period.

     "Consolidated EBITDA" means, with respect to any person (the referent person) for any period, Consolidated Net Income of such person for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such Consolidated Net Income of such person for such period, and without duplication) (1) Consolidated Interest Expense of such person for such period, (2) any provision for taxes based on income or profits of such person and its restricted subsidiaries to the extent such income or profits were included in calculating such Consolidated Net Income of such person for such period, and (3) amortization, depreciation and other non-cash charges (including, without limitation, amortization of goodwill, deferred financing fees and other intangibles but excluding (a) cash payments against such non-cash charges during such period, (b) cash payments against non-cash charges from a prior period but subsequent to the date of the indenture and (c) normally recurring accruals such as reserves against accounts receivable).

     "Consolidated Interest Expense" means, for any period, the total interest expense of us and our restricted subsidiaries determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the net income of such person and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that (1) the net income (but not loss) of any person that is not a restricted subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a restricted subsidiary thereof, (2) the net income of any restricted subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that restricted subsidiary or its stockholders, (3) the net income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts) of ANR Pipeline and its restricted subsidiaries which would be included on a consolidated balance sheet of ANR Pipeline, after deducting therefrom (without duplication of deductions)
(1) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles which would be so included on such balance sheet, and (2) all liabilities which would be so included on such balance sheet except: Funded Debt, reserves, deferred credits and stock accounts.

     "debt" means (1) any liability of any person (a) for borrowed money, (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities, or (c) for the payment of money relating to a Capitalized Lease Obligation; (2) any guarantee by any person of any liability of others described in the preceding clause (1); and (3) any amendment, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above. Notwithstanding anything to the contrary in the foregoing, debt shall not include: (i) any of our or any of our subsidiaries' Debt incurred pursuant to a cash management program of El Paso and its subsidiaries or (ii) in order to avoid double counting, a guarantee described in clause (2) of any liability described in clause (1) if such liability has been included in the determination of debt.

     "Disqualified Capital Stock" means any capital stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event,

     - matures (excluding any maturity as the result of an optional redemption by the issuer of that capital stock);

     - is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

     - is redeemable at the sole option of its holder,

in whole or in part, on or prior to the final maturity date of the notes; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable or is so redeemable at the sole option of its holder prior to the final maturity date of the notes will be deemed Disqualified Capital Stock.

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

     "Funded Debt" means debt which does not mature within one year after the date as of which any determination thereof is made (but excludes any such debt which will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or other similar fund) and debt which may not mature within one year after the date as of which any determination thereof is made due solely to such debt being renewable or outstanding pursuant to a revolving credit or similar agreement.

     "Independent Investment Banker" means Salomon Smith Barney Inc. or Credit Suisse First Boston LLC and their respective successors, at our option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

     "Make-Whole Price" means an amount equal to the greater of:

          (1) 100% of the principal amount of the notes to be redeemed; and

          (2) as determined by an Independent Investment Banker, the sum of the present values of (A) the redemption price of the notes at March 15, 2007 (as set forth below) and (B) the remaining scheduled payments of interest from the redemption date to March 15, 2007 (not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 75 basis points, plus, in the case of both (1) and (2), accrued and unpaid interest and liquidated damages, if any, to the redemption date. Unless we default in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed.

     "permitted investment" means an investment by us or any of our restricted subsidiaries in:

     - cash or cash equivalents;

     - an investment existing on the date of the indenture;

     - receivables owing to us or any of our restricted subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

     - payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     - stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to us or any of our restricted subsidiaries or in satisfaction of judgments or claims or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

     - hedging obligations;

     - prepayments and other credits made in the ordinary course of business;

     - investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

     - us or a subsidiary, including guarantees of our subsidiaries' debt;

     - another person if as a result of such investment such other person becomes a subsidiary of us or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, us or one of our subsidiaries; and

     - any person engaged in the business of transportation, storage, gathering, marketing or sale of natural gas and/or petroleum products and/or any businesses reasonably related thereto.

     "permitted liens" means the following:

          - liens upon rights-of-way for pipeline purposes;

          - undetermined liens and charges incidental to construction or maintenance;

          - the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to terminate such right, power, franchise, grant, license or permit, or to purchase or recapture or to designate a purchaser of, any of the mortgaged property;

          - liens upon any property in which we or any of our restricted subsidiaries has a leasehold estate and to which such leasehold estate is or may become subject, and the rights reserved to lessors of such property, and to their successors and assigns, under applicable law or the instrument creating such leasehold estate;

          - the lien of taxes and assessments (other than those constituting liens upon rights-of-way for pipeline purposes) which are not at the time delinquent;

          - the lien of taxes and assessments (other than those constituting liens upon rights-of-way for pipeline purposes) which are delinquent but the validity of which is being contested at the time by us or any of our restricted subsidiaries in good faith (as determined by our board of directors or the board of directors of such restricted subsidiary, as applicable);

          - the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

          - minor defects and irregularities in the titles to any property which do not materially impair the use of such property for the purposes for which it is held by us or any of our restricted subsidiaries;

          - any liens securing debt, neither assumed nor guaranteed by us or any of our restricted subsidiaries nor on which us or any of our restricted subsidiaries customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or any of our restricted subsidiaries for pipeline, metering station or right-of-way purposes;

          - easements, exceptions or reservations in any property of ANR Pipeline or any of its restricted subsidiaries granted or reserved for the purposes of pipelines, roads, the removal of oil, gas, coal or other minerals and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of such property for the purposes for which it is held by us or any of our restricted subsidiaries;

          - rights reserved to or vested in any municipality or public authority to control or regulate any property of ANR Pipeline or any of its restricted subsidiaries, or to use such property for the purposes for which it is held by ANR Pipeline or any of its restricted subsidiaries;

          - any obligations or duties, affecting the property of ANR Pipeline or any of its restricted subsidiaries, to any municipality or public authority with respect to any franchise, grant, license or permit;

          - the liens of any judgments in an aggregate amount not in excess of $1,000,000 or the lien of any judgment the execution of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond; and

          - zoning laws and ordinances.

     "principal property" means any property, plant, equipment or facility of ANR Pipeline or any of its subsidiaries which is located in the United States or any territory or political subdivision thereof, except any property which the board of directors or management of ANR Pipeline or such subsidiary shall determine to be not material to the business or operations of ANR Pipeline and its subsidiaries, taken as a whole.

     "Qualified Capital Stock" means any capital stock that is not Disqualified Capital Stock.

     "Reference Treasury Dealer" means Salomon Smith Barney Inc. or Credit Suisse First Boston LLC, at our option, and three additional primary U.S. government securities dealers in New York City (each a "Primary Treasury Dealer") selected by us, and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, we shall substitute therefor another Primary Treasury Dealer).

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "restricted payment" means:

     - the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable solely in Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock) on shares of our capital stock;

     - the declaration or payment of any dividend or the making of any other distribution on shares of the capital stock of a restricted subsidiary to any person (other than (1) to us or any of our subsidiaries, (2) dividends or distributions made by a restricted subsidiary on a pro rata basis to all stockholders of such restricted subsidiary (or owners of an equivalent interest in the case of a restricted subsidiary that is not a corporation) or (3) dividends or distributions payable solely in its Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock);

     - the purchase, redemption, retirement or other acquisition for value of any of our capital stock held by persons other than us or one of our subsidiaries (other than in exchange for our Qualified Capital Stock or options, rights or warrants to acquire our Qualified Capital Stock); or

     - the making of any investment (other than a permitted investment) in any person.

     "restricted subsidiary" means any of our subsidiaries owning or leasing any principal property.

     "sale-leaseback transaction" means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a restricted subsidiary) and the taking back by us or any of our its restricted subsidiaries, as the case may be, of a lease of such principal property.

     "Treasury Rate" means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

DEFEASANCE

     We will be discharged from our obligations on the notes at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the notes. If this happens, the holders of the notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     We will make all payments of principal of, liquidated damages (as defined below under the caption "Exchange Offer and Registration Rights"), if any, and interest on global notes by wire transfer of immediately available funds to the accounts specified by DTC. With respect to certificated notes, we will make all payments of principal, liquidated damages, if any, and interest by mailing a check to the registered holder thereof, provided that we will make such payments by wire transfer if the holder of the certificated note notifies us in writing of its election to receive payment by wire transfer.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the notes will be made in immediately available funds. So long as DTC continues to make its settlement system available to us, all payments of principal of and premium, if any, interest and liquidated damages, if any, on the global securities will be made by us in immediately available funds.

TRANSFER AND EXCHANGE

     Subject to the restrictions set forth under the caption "Transfer Restrictions," a holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. In addition, we are not required to transfer or exchange any note between a record date and the next succeeding interest payment date.

     The registered holder of a note will be treated as its owner for all purposes.

GOVERNING LAW

     The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

     Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register. The indenture requires that we provide a statement to the trustee, within 90 days after the end of each of our fiscal years, confirming that we are in compliance with the terms of the indenture.

NO PERSONAL LIABILITY OF OFFICERS, DIRECTORS, EMPLOYEES OR STOCKHOLDERS

     No director, officer, employee or stockholder, as such, of us or any of our affiliates will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture. In the ordinary course of business, The Bank of New York and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us and our subsidiaries for which they have received and will receive compensation. See "Plan of Distribution."

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain United States federal income tax consequences relating to exchanging Old Notes for New Notes and owning and disposing of New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made herein concerning the notes, and we cannot assure you that the Internal Revenue Service will agree with such statements. Unless otherwise indicated, this discussion deals only with notes held as a capital asset by a holder who is a United States person and purchased the Old Notes upon original issuance at their original issue price. A "United States person" is:

     - a citizen or resident of the United States or any political subdivision thereof;

     - a corporation, or a partnership or other entity that is treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in the United States or under the laws of the United States or of any state thereof including the District of Columbia;

     - an estate whose income is subject to United States federal income taxation regardless of its source; or

     - a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or it was in existence on August 19, 1996, and has elected to be treated as a United States person.

     Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

     - dealers in securities or currencies;

     - financial institutions;

     - tax-exempt investors;

     - traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

     - persons liable for alternative minimum tax;

     - insurance companies;

     - real estate investment trusts;

     - regulated investment companies;

     - persons holding notes as part of a hedging, conversion, integrated or constructive sale transaction or a straddle; or

     - United States persons whose functional currency is not the United States dollar.

     If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

     We urge you to consult your own tax advisors regarding the particular United States federal tax consequences of exchanging, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.

RECEIPT OF NEW NOTES

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

     - you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

     - your holding period in the New Notes will include your holding period in the Old Notes; and

     - your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.

TAXATION OF INTEREST

     Interest paid on the New Notes generally will be taxable to you as ordinary interest income at the time payments are accrued or received in accordance with your regular method of accounting for United States federal income tax purposes.

SALE OR OTHER TAXABLE DISPOSITION OF NEW NOTES

     You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a New Note. The amount of your gain or loss equals the difference between the amount you receive for the New Note in cash or other property, valued at the fair market value, minus the amount attributable to accrued qualified stated interest on the New Note, if any, and your adjusted tax basis in the New Note. Your initial tax basis in a New Note equals the price you paid for the Old Note that you exchanged for the New Note reduced by any payments other than payments of qualified stated interest made on the notes.

     Your gain or loss will generally be a long-term capital gain or loss if your holding period in the New Note is more than one year. Otherwise, it will be a short-term capital gain or loss. Payments attributable to accrued qualified stated interest that you have not yet included in income will be taxed as ordinary interest income.

NON-UNITED STATES HOLDERS

     The following discussion applies to Non-United States Holders. You are a "Non-United States Holder" if you are not a United States person. Special rules may apply to you if you are a controlled foreign corporation, foreign personal holding company, a corporation that accumulates earnings to avoid United States federal income tax or, in certain circumstances, a United States expatriate.

  Exchange of Old Notes

     Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes, and the consequences of the exchange to you will be the same as those of a United States person described above under the heading "-- Receipt of New Notes."

  Interest

     Interest that we pay to you will not be subject to United States federal income tax and withholding of United States federal income tax will not be required on interest payments if you:

     - do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - are not a controlled foreign corporation with respect to which we are a related person;

     - are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

     - you certify to us, our payment agent, or the person who would otherwise be required to withhold United States tax, on Form W-8BEN (or applicable substitute form), under penalties of perjury, that you are not a United States person and provide your name and address.

If you do not satisfy the preceding requirements, your interest on a note would generally be subject to United States withholding tax at a flat rate of 28% (or a lower applicable treaty rate).

     If you are engaged in a trade or business in the United States, and if interest on a note is effectively connected with the conduct of that trade or business (or in the case of an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States), you will be exempt from United States withholding tax but will be subject to regular United States federal income tax on the interest in the same manner as if you were a United States person. See "-- Taxation of Interest." In order to establish an exemption from United States withholding tax, you may provide to us, our payment agent or the person who would otherwise be required to withhold United States tax, a properly completed and executed IRS Form W-8ECI (or applicable substitute form). In addition to regular United States federal income tax, if you are a foreign corporation, you may be subject to a United States branch profits tax.

  Gain on Disposition

     You generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption, exchange or other disposition of a note unless:

     - the gain is effectively connected with the conduct by you of a trade or business within the United States, or, under an applicable tax treaty, is attributable to a permanent establishment maintained by you in the United States; or

     - if you are an individual, you are present in the United States for 183 or more days in the taxable year and certain other requirements are met.

  Applicable Tax Treaties

     You should consult with your own tax advisor as to any applicable income tax treaties that may provide for a lower rate of withholding tax, exemption from, or a reduction of, branch profits tax, or other rules different from the general rules under United States federal income tax laws.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  United States Persons

     In general, information reporting requirements may apply to payments made to you and to the proceeds of a disposition of the notes, unless you are an exempt recipient such as a corporation. Backup withholding may apply if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

  Non-United States Holders

     Backup withholding and information reporting will not apply to payments of principal or interest on the notes by us or our paying agent to you if you certify as to your status as a Non-United States Holder under penalties of perjury or otherwise establish an exemption (provided that neither we nor our paying agent has actual knowledge that you are a United States person or that the conditions of any other exemptions are not in fact satisfied).

     The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless you provide the certification described above or otherwise establish an exemption. The proceeds of a disposition effected outside the United States by you of notes to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of your status as a Non-United States Holder and has no actual knowledge to the contrary or unless you otherwise establish an exemption.

     You should consult your tax advisors regarding the application of information reporting and backup withholding to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided you furnish the required information to the Internal Revenue Service.

                              ERISA CONSIDERATIONS

     If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the prohibited transaction provisions of ERISA. If you intend to use governmental or church plan assets to exchange for any of the New Notes, you should consult with counsel on the potential consequences of your investment under similar provisions applicable under laws governing governmental and church plans.

     The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance will change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.

FIDUCIARY RESPONSIBILITIES

     ERISA imposes requirements on (1) employee benefit plans subject to ERISA,
(2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and
(3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

          (1) is permitted under the plan document and other instruments governing the plan; and

          (2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.

     You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in "Risk Factors" and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.

     We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

PROHIBITED TRANSACTIONS

     ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and
(2) persons who have specified relationships to the plans. These persons are called "parties in interest" under ERISA and "disqualified persons" under the Code. The transactions prohibited by ERISA and the Code are called "prohibited transactions." If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.

     Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, or any of our affiliates, are a party in interest or a disqualified person. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

          (1) Prohibited transaction class exemption or "PTCE" exemptions 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

          (2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

          (3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

          (4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

          (5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

          (6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers);

     These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemptions will be available with respect to any particular transaction involving the notes.

TREATMENT OF NOTES AS DEBT INSTRUMENTS

     Some transactions involving our operations could give rise to prohibited transactions under ERISA and the Code if our assets were deemed to be plan assets. Pursuant to Department of Labor Regulations Section 2510.3-101 (which we refer to as the "plan assets regulations"), in general, when a plan acquires an "equity interest" in an entity such as ANR Pipeline, the plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless exceptions set forth in the plan assets regulations apply.

     In general, an "equity interest" is defined under the plan assets regulations as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is very little published authority concerning the application of this definition, we believe that the notes should be treated as debt rather than equity interest under the plan assets regulations because the notes (1) should be treated as indebtedness under applicable local law and debt, rather than equity, for United States tax purposes and (2) should not be deemed to have any "substantial equity features." However, no assurance can be given that the notes will be treated as debt for purposes of ERISA. If the notes were to be treated as an equity interest under the plan assets regulations, the purchase of the notes using plan assets could cause our assets to become subject to the fiduciary and prohibited transaction provisions of ERISA and the Code unless investment in the notes by "benefit plan investors" is not "significant," as determined under the plan assets regulations. We cannot assure you that the criteria for this exception will be satisfied at any particular time and no monitoring or other measures will be taken to determine whether such criteria are met. This means that, if the notes are treated as equity interests under the plan asset regulations and investment in the notes by benefit plan investors is significant, our assets could be treated as plan assets subject to ERISA and a non-exempt prohibited transaction could arise in connection with our operating activities.

     Any insurance company proposing to invest assets of its general account in the notes should consider the implications of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the effect of Section 401(c) of ERISA, as interpreted by regulations proposed by the Department of Labor.

GOVERNMENT AND CHURCH PLANS

     Governmental plans and some church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transactions provisions of ERISA or the Code, may be subject to state or other federal laws that are very similar to the provisions of ERISA and the Code. If you are a fiduciary of a governmental or church plan, you should consult with counsel before purchasing any notes offered for sale in connection with this prospectus.

FOREIGN INDICIA OF OWNERSHIP

     ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.

REPRESENTATIONS AND WARRANTIES

     If you acquire or accept a note offered in connection with this prospectus, you will be deemed to have represented and warranted that either:

          (1) you have not used plan assets to acquire such note; or

          (2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA.

                      GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

THE GLOBAL SECURITIES

     The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the global securities) which will be registered in the name of Cede & Co., as nominee of DTC and deposited on behalf of purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

     We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the participants) or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture and, if applicable, those of the Euroclear System (Euroclear) and Clearstream Banking, societe anonyme, Luxembourg (Clearstream Luxembourg).

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL SECURITIES

     The operations and procedures of DTC, Euroclear and Clearstream Luxembourg are solely within the control of the respective settlement systems and are subject to change by them from time to time. Investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     - a limited-purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants (collectively, the participants) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the indirect participants) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

     Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

     Payments with respect to the principal of and premium, if any, and interest on a global security will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC's practice is to credit direct its participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that date. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the trustee, subject to statutory or regulatory requirements in effect at the time. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial interests.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of

Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those crossmarket transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

     Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

     Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC, Euroclear or Clearstream Luxembourg may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

     We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We obtained the information in this section and elsewhere in this prospectus concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable. Although we expect DTC, Euroclear or Clearstream Luxembourg and their participants to follow the foregoing procedures in order to facilitate transfers of interests in global securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

                     EXCHANGE OFFER AND REGISTRATION RIGHTS

     In connection with the issuance of the Old Notes, we entered into a registration rights agreement with Salomon Smith Barney Inc., Credit Suisse First Boston LLC, ABN AMRO Incorporated, Banc of America Securities LLC, BNP Paribas Securities Corp. and J.P. Morgan Securities Inc., (collectively, the Initial Purchasers). The following summary of selected provisions of the registration rights agreement is not complete and is subject to all the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us upon request as described under "Where You Can Find More Information."

     Pursuant to the registration rights agreement, we agreed to file with the SEC this exchange offer registration statement with respect to a registered offer to exchange the Old Notes for New Notes, which have terms identical to the Old Notes in all material respects except that such notes will not contain terms with respect to transfer restrictions, registration rights and payment of liquidated damages. Upon the effectiveness of this exchange offer registration statement, pursuant to the exchange offer we will offer to the holders of the transfer restricted Old Notes who are able to make certain representations, the opportunity to exchange their transfer restricted Old Notes for New Notes. If, upon consummation of the exchange offer, the initial purchasers hold notes acquired by them as part of the Old Notes' initial distribution, we, simultaneously with the delivery of the New Notes pursuant to the exchange offer, will issue and deliver to the initial purchasers, in a private exchange for the notes held by the initial purchasers, a like principal amount of our New Notes issued under the indenture and identical in all material respects to the New Notes issued in the exchange offer, except such notes issued in the private exchange shall include restrictions on transfer under the Securities Act and the securities laws of the several states of the United States.

     If:

     - we determine that applicable law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer;

     - for any other reason the exchange offer has not been consummated within 260 days after the initial issuance of the notes; or

     - in the written opinion of counsel for holders of the notes, a shelf registration statement must be filed and a prospectus must be delivered by a holder of the notes in connection with its reoffering or resale of the notes, then in addition to, or instead of, effecting the registration of the registered notes under the exchange offer registration statement;

     we will:

     - file a shelf registration statement covering resales of the notes within 75 days after (1) the determination described in the first clause above,
       (2) the last date described in the second clause above, or (3) our receipt of the opinion described in the third clause above, as applicable;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 60 days after filing the registration statement;

     - use our reasonable best efforts to keep the shelf registration statement continuously effective until the earlier of (1) the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the notes or (2) such time as all of the Old Notes have been sold under the shelf registration statement or otherwise cease to be registrable notes within the meaning of the registration rights agreement.

     If we file a shelf registration statement, we will notify you when the shelf registration statement has become effective and take other actions which are required to permit unrestricted resales of the Old Notes. If you sell Old Notes under the shelf registration statement, you will be:

     - required to deliver information to be used in connection with the shelf registration statement;

     - required to be named as a selling securityholder in the related prospectus;

     - required to deliver a prospectus to purchasers;

     - subject to certain of the civil liability provisions under the Securities Act in connection with the sales; and

     - bound by some of the provisions of the registration rights agreement, including those regarding indemnification rights and obligations.

     For purposes of the registration rights agreement, "registrable notes" means each note until the earliest on the date of which (1) a registration statement with respect to such notes has been declared effective and such notes have been exchanged for registered notes pursuant to an exchange offer registration statement or disposed of under a shelf registration statement, as applicable, (2) such notes have been sold to the public pursuant to Rule 144 or are saleable pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A), or (3) such notes have ceased to be outstanding.

     The registration rights agreement also provides that we will:

     - file this registration statement with the SEC within 90 days after the initial issuance of the Old Notes;

     - use our reasonable best efforts to have this exchange offer registration statement declared effective under the Securities Act within 210 days after the initial issuance of the notes;

     - commence the exchange offer promptly after the exchange offer registration statement has been declared effective;

     - use our reasonable best efforts to keep this exchange offer registration statement effective until the closing of the exchange offer; and

     - use our reasonable best efforts to cause the exchange to be completed within 30 business days after the SEC declares this exchange offer registration statement effective.

     Promptly after this exchange offer registration statement has been declared effective, we will offer the registered New Notes in exchange for surrender of the Old Notes. We will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the effective date of this registration statement. Interest will accrue on each registered New Notes from the last interest payment date on which we paid interest on the Old Notes tendered in the exchange offer, or if we have not paid interest on the tendered Old Notes, from the date of original issuance of the note.

     If:

     - we do not file with the SEC a registration statement which we are required to file under the registration rights agreement on or prior to the date specified in the registration rights agreement and described above;

     - the SEC does not declare a registration statement effective on or prior to the date specified in the registration rights agreement and described above;

     - we do not consummate the exchange offer within 260 days after the initial issuance of the Old Notes; or

     - we have filed, and the SEC has declared effective, the shelf registration statement and at any time prior to the expiration of the period referred to in Rule 144(k) under the Securities Act, or similar successor rule, with respect to the Old Notes, other than after all the Old Notes have been disposed of under the shelf registration statement or cease to be registrable notes under the registration rights agreement, the shelf registration statement ceases to be effective, or fails to be usable for its intended purpose without being succeeded within two business days by a post-effective amendment which cures the failure and that is itself immediately declared effective;

(each, a "Registration Default") then we agree to pay each holder of transfer restricted securities affected thereby liquidated damages in an amount equal to 0.25% per annum of the principal amount of transfer restricted securities held by such holder for the first 90 day period immediately following the occurrence of a Registration Default, and such annual rate will increase by an additional 0.25% with respect to each subsequent 90-day period, increasing to a maximum of 1.00% per annum, from and including the date on which any such Registration Default occurs. We shall not be required to pay liquidated damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

     Holders of Old Notes will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement and will be named as a selling security holder in such shelf registration statement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding additional interest set forth above. Any holders, other than the initial purchasers, who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold transfer restricted Old Notes and will have no further rights to exchange their transfer restricted Old Notes or have such securities registered under the registration rights agreement.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired Old Notes directly from us; or

     - a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

     Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until August 2, 2003, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity and enforceability of the notes offered hereby will be passed upon for ANR Pipeline by Locke Liddell & Sapp LLP, Houston, Texas.

                                    EXPERTS

     The combined financial statements and financial statement schedule of ANR Pipeline Company as of December 31, 2002 and for the two years in the period ended December 31, 2002 included in this prospectus, except as they relate to Great Lakes Gas Transmission Limited Partnership as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Great Lakes Gas Transmission Limited Partnership, by KPMG LLP, independent accountants, whose report thereon appears herein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The combined financial statements of ANR Pipeline Company, except as they relate to Great Lakes Gas Transmission Limited Partnership, for the year ended December 31, 2000, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP as stated in their report appearing herein. The financial statements of Great Lakes Gas Transmission Limited Partnership have been audited by KPMG LLP, as stated in their report included herein. Such financial statements of ANR Pipeline Company are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

     The consolidated financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000, included in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
ANR PIPELINE COMPANY AND SUBSIDIARIES
Combined Statements of Income for the years ended December
  31, 2002, 2001 and 2000...................................   F-2
Combined Balance Sheets as of December 31, 2002 and 2001....   F-3
Combined Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................   F-4
Combined Statements of Stockholder's Equity for the years
  ended December 31, 2002, 2001 and 2000....................   F-5
Notes to Combined Financial Statements......................   F-6
Financial Statement Schedule................................  F-22
Report of Independent Accountants...........................  F-23
Independent Auditors' Report................................  F-24

GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP
Independent Auditors' Report................................  F-25
Consolidated Statements of Income and Partners' Capital for
  the years ended December 31, 2002, 2001 and 2000..........  F-26
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................  F-27
Consolidated Statements of Cash Flows for the years ended
  December 31, 2002, 2001 and 2000..........................  F-28
Notes to Consolidated Financial Statements..................  F-29

ANR PIPELINE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited) for
  the quarters ended March 31, 2003 and 2002................  F-33
Condensed Consolidated Balance Sheets (Unaudited) as of
  March 31, 2003 and December 31, 2002......................  F-34
Condensed Consolidated Statements of Cash Flows (Unaudited)
  for the quarters ended March 31, 2003 and 2002............  F-35
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................  F-36

                              ANR PIPELINE COMPANY

                         COMBINED STATEMENTS OF INCOME
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Operating revenues..........................................  $ 544    $ 613    $ 621
                                                              -----    -----    -----
Operating expenses
  Operation and maintenance.................................    259      304      341
  Merger-related costs and asset impairment charges.........     --      359       --
  Depreciation, depletion and amortization..................     36       35       39
  Taxes, other than income taxes............................     28       28       17
                                                              -----    -----    -----
                                                                323      726      397
                                                              -----    -----    -----
Operating income (loss).....................................    221     (113)     224
Earnings from unconsolidated affiliates.....................     63       67       65
Net gain (loss) on the sale of investments..................     (1)      13       --
Other income................................................      7        4       16
Interest and debt expense...................................    (41)     (41)     (44)
Affiliated interest income, net.............................      6        8        8
                                                              -----    -----    -----
Income (loss) before income taxes and extraordinary items...    255      (62)     269
Income taxes................................................     92      (26)      92
                                                              -----    -----    -----
Income (loss) before extraordinary items....................    163      (36)     177
Extraordinary items, net of income taxes....................     --       (2)      --
                                                              -----    -----    -----

Net income (loss)...........................................  $ 163    $ (38)   $ 177
                                                              =====    =====    =====

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                            COMBINED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                              ---------------
                                                               2002     2001
                                                              ------   ------
                                   ASSETS
Current assets
  Cash and cash equivalents.................................  $   --   $   --
  Accounts and notes receivable
     Customer, net of allowance of $2 in 2002 and $3 in
      2001..................................................      39       46
     Affiliates.............................................      14      419
     Other..................................................       5        6
  Materials and supplies....................................      23       19
  Other.....................................................       8       22
                                                              ------   ------
          Total current assets..............................      89      512
                                                              ------   ------
Property, plant and equipment, at cost......................   3,599    3,562
Less accumulated depreciation, depletion and amortization...   2,192    2,177
                                                              ------   ------
          Total property, plant and equipment, net..........   1,407    1,385
                                                              ------   ------
Other assets
  Investment in unconsolidated affiliates...................     312      299
  Notes receivable from affiliates..........................     560       --
  Other.....................................................      11        6
                                                              ------   ------
                                                                 883      305
                                                              ------   ------
          Total assets......................................  $2,379   $2,202
                                                              ======   ======
                    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts and notes payable
     Trade..................................................  $   28   $   20
     Affiliates.............................................      10       48
     Other..................................................      38       45
  Interest payable..........................................       9        9
  Taxes payable.............................................      56       64
  Other payable to affiliate................................       8       --
  Other.....................................................      21       12
                                                              ------   ------
          Total current liabilities.........................     170      198
                                                              ------   ------
Long-term debt..............................................     511      498
                                                              ------   ------
Other liabilities
  Deferred income taxes.....................................     267      203
  Payable to affiliates.....................................     196      204
  Other.....................................................      52       80
                                                              ------   ------
                                                                 515      487
                                                              ------   ------
Commitments and contingencies

Stockholder's equity
  Common stock, par value $1 per share; authorized and
     issued 1,000 shares at December 31, 2002, and par value
     $100 per share; authorized and issued 1,000 shares at
     December 31, 2001......................................      --       --
  Additional paid-in capital................................     599      598
  Retained earnings.........................................     584      421
                                                              ------   ------
          Total stockholder's equity........................   1,183    1,019
                                                              ------   ------
          Total liabilities and stockholder's equity........  $2,379   $2,202
                                                              ======   ======

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2002     2001     2000
                                                              ------   ------   ------
Cash flows from operating activities
  Net income (loss).........................................  $ 163    $ (38)   $ 177
  Adjustments to reconcile net income (loss) to net cash
     from operating activities
     Depreciation, depletion and amortization...............     36       35       39
     Deferred income tax expense (benefit)..................     64      (60)      40
     Net (gain) loss on the sale of investments.............      1      (13)      --
     (Undistributed earnings) distributions in excess of
      earnings of unconsolidated affiliates.................    (16)     (11)      57
     Non-cash portion of merger-related costs...............     --      232       --
     Extraordinary items....................................     --        2       --
     Other..................................................     --       11       --
     Working capital changes, net of non-cash transactions
       Accounts receivable..................................      9       83      (86)
       Accounts payable.....................................    (37)      31      (15)
       Taxes payable........................................     (8)       2      (11)
       Other working capital changes
          Assets............................................     20      (75)      73
          Liabilities.......................................     (2)      86       (7)
     Non-working capital changes
       Assets...............................................     (8)      (2)      31
       Liabilities..........................................    (16)     (69)     (19)
                                                              -----    -----    -----
       Net cash provided by operating activities............    206      214      279
                                                              -----    -----    -----
Cash flows from investing activities
  Additions to property, plant and equipment................   (113)    (111)    (101)
  Net proceeds from the sale of assets......................     50       --       --
  Net proceeds from the sale of investments.................      2       75       --
  Return of capital from investments........................      1       61       --
  Change in notes receivable from affiliates................   (157)    (214)     (48)
  Other.....................................................     (3)       4        3
                                                              -----    -----    -----
       Net cash used in investing activities................   (220)    (185)    (146)
                                                              -----    -----    -----
Cash flows from financing activities
  Dividends paid............................................     --      (30)    (133)
  Net proceeds from the issuance of long-term debt..........     13       --       --
  Other.....................................................      1       --       (2)
                                                              -----    -----    -----
       Net cash provided by (used in) financing
        activities..........................................     14      (30)    (135)
                                                              -----    -----    -----
Decrease in cash and cash equivalents.......................     --       (1)      (2)
Cash and cash equivalents
  Beginning of period.......................................     --        1        3
                                                              -----    -----    -----
  End of period.............................................  $  --    $  --    $   1
                                                              =====    =====    =====

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                 COMMON STOCK     ADDITIONAL                  TOTAL
                                                ---------------    PAID-IN     RETAINED   STOCKHOLDER'S
                                                SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                ------   ------   ----------   --------   -------------
January 1, 2000...............................  1,000     $ --       $596        $445        $1,041
  Net income..................................     --       --         --         177           177
  Cash dividend...............................     --       --         --        (133)         (133)
                                                -----     ----       ----        ----        ------
December 31, 2000.............................  1,000       --        596         489         1,085
  Net loss....................................     --       --         --         (38)          (38)
  Allocated tax benefit of El Paso equity
     plans....................................     --       --          2          --             2
  Cash dividend...............................     --       --         --         (30)          (30)
                                                -----     ----       ----        ----        ------
December 31, 2001.............................  1,000       --        598         421         1,019
  Net income..................................     --       --         --         163           163
  Allocated tax benefit of El Paso equity
     plans....................................     --       --          1          --             1
                                                -----     ----       ----        ----        ------
December 31, 2002.............................  1,000     $ --       $599        $584        $1,183
                                                =====     ====       ====        ====        ======

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     In March 2003, American Natural Resources Company, our parent, contributed to us all of the common stock of its wholly owned subsidiary, El Paso Great Lakes, Inc. El Paso Great Lakes, Inc. had a net book value at the time of its contribution of approximately $247 million. El Paso Great Lakes Inc.'s principal asset was its effective 50 percent interest in Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership. It held this interest through direct investment in the Great Lakes Gas Transmission Limited Partnership and indirectly through its 50 percent ownership of Great Lakes Gas Transmission Company. Since both El Paso Great Lakes, Inc. and our common stock were owned by El Paso at the time of the contribution, we were required to reflect the contribution at its historical cost and include its operating results in our financial statements for all periods presented, in a manner similar to a pooling of interests. Our combined financial statements reflect our ownership of El Paso Great Lakes, Inc. in the earliest period presented in our historical results. In addition, our financial statements for prior periods also include reclassifications that were made to conform to the current year presentation. Those reclassifications had no impact on reported net income or stockholder's equity. The contribution of El Paso Great Lakes Inc. impacted our net income (loss) for the years ended December 31, 2002, 2001 and 2000 as follows.

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Net income (loss)
  Historical................................................  $120   $(76)  $139
  El Paso Great Lakes, Inc. ................................    43     38     38
                                                              ----   ----   ----
     Combined net income (loss).............................  $163   $(38)  $177
                                                              ====   ====   ====

     The contribution of El Paso Great Lakes Inc. did not impact our historically reported revenues or extraordinary items in any period presented.

  Principles of Combination

     Our combined financial statements include the accounts of all majority-owned controlled subsidiaries after the elimination of all significant intercompany accounts and transactions. We consolidate entities when we have the ability to control the operating and financial decisions and policies of that entity. Where we can exert significant influence over, but do not control, those policies and decisions, we apply the equity method of accounting. We use the cost method of accounting where we are unable to exert significant influence over the entity. The determination of our ability to control or exert significant influence over an entity involves the use of judgment of the extent of our control or influence and that of the other equity owners or participants of the entity.

  Use of Estimates

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these financial statements. Actual results can, and often do, differ from those estimates.

 Accounting for Regulated Operations

     Our natural gas pipeline is subject to the regulations and accounting procedures of the FERC in accordance with the Natural Gas Act of 1938 and Natural Gas Policy Act of 1978. In 1996 we discontinued the application of regulatory accounting principles under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. SFAS No. 71 provides that rate regulated enterprises account for and report assets and liabilities in the same manner in which regulators establish rates, if those rates are designed to recover the costs of providing the regulated service and if it is reasonable to assume that those rates can be charged and collected. While our rates are designed to recover our costs, our ability to extend or re-market expiring contracts is highly dependent on competitive alternatives at the time these contracts are extended or expire. Currently, a substantial portion of our revenues are under contracts that are discounted at rates below the maximum rates, and as a result, we do not apply this standard. We will continue to evaluate the application of regulatory accounting principles based on on-going changes in the regulatory and economic environment and further actions in current and future rate cases or settlements.

  Cash and Cash Equivalents

     We consider short-term investments with an original maturity of less than three months to be cash equivalents.

  Allowance for Doubtful Accounts

     We establish provisions for losses on accounts receivable and for natural gas imbalances due from shippers and operators if we determine that we will not collect all or part of the outstanding balance. We regularly review collectibility and establish or adjust our allowance as necessary using the specific identification method.

  Materials and Supplies

     We value materials and supplies at the lower of cost or market value with cost determined using the average cost method.

  Natural Gas Imbalances

     Natural gas imbalances occur when the actual amount of natural gas delivered from or received by a pipeline system or storage facility differs from the contractual amount of gas delivered or received. We value these imbalances due to or from shippers and operators at an appropriate index price. Imbalances are settled in cash or made up in-kind, subject to the terms of our tariff.

     Imbalances due from others are reported in our balance sheet as either accounts receivable from customers or accounts receivable from affiliates. Imbalances owed to others are reported on the balance sheet as either trade accounts payable or accounts payable to affiliates. In addition, we classify all imbalances as current.

  Property, Plant and Equipment

     Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at the fair value of the assets acquired. We capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest. We capitalize the major units of property replacements or improvements and expense minor items.

     We provide for depreciation of property, plant and equipment on a straight-line basis. The remaining depreciable life of our pipeline and storage assets is approximately 50 years and the depreciable lives of other assets range from 5 to 20 years.

     When we retire property, plant and equipment, we reduce property, plant and equipment for the asset's original cost, less accumulated depreciation and salvage value. Any remaining amount is charged as a gain or loss to income.

     At December 31, 2002 and 2001, we had approximately $61 million and $59 million of construction work in progress included in our property, plant and equipment.

     We capitalize a carrying cost on funds invested in our construction of long-lived assets. This carrying cost includes a return on the investment financed by debt (capitalized interest). The capitalized interest is calculated based on our average cost of debt. Debt amounts capitalized during the years ended December 31, 2002, 2001 and 2000, were $3 million, $3 million and $2 million. These amounts are included as a reduction of interest expense in our income statement. Capitalized carrying cost for debt is reflected as an increase in the cost of the asset on our balance sheet.

  Asset Impairments

     We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to account for asset impairments. Under this standard, we evaluate an asset for impairment when events or circumstances indicate that a long-lived asset's carrying value may not be recovered. These events include market declines, changes in the manner in which we intend to use an asset or decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. At the time we decide to exit an activity or sell a long-lived asset or group of assets, we adjust the carrying value of these assets downward, if necessary, to the estimated sales price, less costs to sell. We also classify these assets as either held for sale or as discontinued operations, depending on whether they have independently determinable cash flows.

  Revenue Recognition

     Our revenues consist primarily of transportation and storage services and sales under natural gas sales contracts. For our transportation and storage services, we recognize reservation revenues on firm contracted capacity ratably over the contract period. For interruptible or volumetric based services, we record revenues when we complete the delivery of natural gas to the agreed upon delivery point and when gas is injected or withdrawn from the storage facility. We record revenues on natural gas sales contracts when we physically deliver gas to an agreed upon receipt point. Revenues in all services are generally based on the thermal quantity of gas delivered or subscribed at a price specified in the contract. We are subject to FERC regulations and, as a result, revenues we collect may possibly be refunded in a final order of a future rate proceeding or as a result of a rate settlement. We establish reserves for these potential refunds.

  Environmental Costs and Other Contingencies

     We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. We recognize a current period expense for the liability when the clean-up efforts do not benefit future periods. We capitalize costs that benefit more than one accounting period, except in instances where separate agreements or legal and regulatory guidelines dictate otherwise. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into account the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies' clean-up experience and data released by the Environmental Protection Agency (EPA) or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our balance sheet in other current and long-term liabilities at their undiscounted amounts. We evaluate recoveries from insurance coverage, rate recovery, government sponsored and other programs separately from our liability and, when recovery is assured, we record and report an asset separately from the associated liability in our financial statements.

     We recognize liabilities for other contingencies when we have an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, we accrue the most likely amount or at least the minimum of the range of probable loss.

  Income Taxes

     We report current income taxes based on our taxable income and we provide for deferred income taxes to reflect estimated future tax payments and receipts. Deferred taxes represent the tax impacts of differences between the financial statement and tax bases of assets and liabilities and carryovers at each year end. We account for tax credits under the flow-through method, which reduces the provision for income taxes in the year the tax credits first become available. We reduce deferred tax assets by a valuation allowance when, based on our estimates, it is more likely than not that a portion of those assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision, either up or down, in future periods based on new facts or circumstances.

     El Paso maintains a tax accrual policy to record both regular and alternative minimum taxes for companies included in its consolidated federal income tax return. The policy provides, among other things, that (i) each company in a taxable income position will accrue a current expense equivalent to its federal income tax, and (ii) each company in a tax loss position will accrue a benefit to the extent its deductions, including general business credits, can be utilized in the consolidated return. El Paso pays all federal income taxes directly to the IRS and, under a separate tax billing agreement, El Paso may bill or refund its subsidiaries for their portion of these income tax payments. Prior to 2002, we had a tax sharing agreement with El Paso CGP which had similar provisions.

  New Accounting Pronouncements Issued But Not Yet Adopted

     As of December 31, 2002, there were a number of accounting standards and interpretations that had been issued, but not yet adopted by us. Below is a discussion of the more significant standards that could impact us.

     Accounting for Costs Associated with Exit or Disposal Activities. In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement requires us to recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. Examples of costs covered by this guidance include lease termination costs, employee severance costs associated with a restructuring, discontinued operations, plant closings or other exit or disposal activities. We adopted the standard on January 1, 2003. There was no initial financial statement impact of adopting this standard.

     Accounting for Guarantees. In November 2002, the FASB issued FIN No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation requires that companies record a liability for all guarantees issued after January 31, 2003, including financial, performance, and fair value guarantees. This liability is recorded at its fair value upon issuance, and does not affect any existing guarantees issued before December 31, 2002. We adopted the standard on January 1, 2003. There was no initial financial statement impact of adopting this standard.

2. DIVESTITURES

     In November 2002, we completed the sale of our Typhoon offshore natural gas gathering pipeline to El Paso Energy Partners, L.P., our affiliate. The Typhoon pipeline consists of a 35-mile, 20-inch natural gas pipeline that originates on the Chevron/BHP "Typhoon" platform in the Green Canyon area of the Gulf of Mexico and extends to our Patterson system in Eugene Island Block 371. Proceeds from this sale were approximately $50 million in cash, and we did not recognize any gain or loss.

3. MERGER-RELATED COSTS

     During the year ended December 31, 2001, we incurred merger-related costs of $359 million associated with El Paso's merger with our parent company, Coastal (now known as El Paso CGP), as follows (in millions):

                                                              2001
                                                              ----
Employee costs..............................................  $ 62
Business integration costs..................................   275
Merger-related asset impairments............................    14
Other.......................................................     8
                                                              ----
                                                              $359
                                                              ====

     Employee costs of $62 million consisted of severance, retention and transition costs, including pension and postretirement benefits settled and curtailed under existing benefit plans for severed employees and early retirees that occurred as a result of El Paso's merger-related workforce reduction and consolidation. Following the merger, approximately 900 full-time positions were eliminated through a combination of early retirements and terminations. Pension and post-retirement benefits were accrued on the merger date and will be paid over the applicable benefit periods of the terminated and retired employees. All other employee-related costs were expensed as incurred and were paid in the first and second quarters of 2001. Our business integration costs of $275 million are primarily associated with relocating our headquarters from Detroit, Michigan, to Houston, Texas, and include lease related costs, write-offs of leasehold improvements, asset impairments and other charges related to combining our operations with El Paso. Merger-related asset impairments relate to several pipeline projects that were discontinued following the merger with El Paso. These items were expensed as incurred.

4. INCOME TAXES

     The following table reflects the components of income tax expense (benefit) included in income (loss) before extraordinary items for each of the three years ended December 31:

                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
Current
  Federal...................................................  $25     $ 34    $54
  State.....................................................    3       --     (2)
                                                              ---     ----    ---
                                                               28       34     52
                                                              ---     ----    ---
Deferred
  Federal...................................................   62      (56)    38
  State.....................................................    2       (4)     2
                                                              ---     ----    ---
                                                               64      (60)    40
                                                              ---     ----    ---
          Total income tax expense (benefit)................  $92     $(26)   $92
                                                              ===     ====    ===

     Our income tax expense (benefit) included in income (loss) before extraordinary items differs from the amount computed by applying the statutory federal income tax rate of 35 percent for the following reasons at December 31:

                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Income tax expense (benefit) at the statutory federal rate
  of 35%....................................................  $89    $(22)  $94
Items creating rate differences:
  State income tax, net of federal income tax benefit.......    3      (3)   --
  Other.....................................................   --      (1)   (2)
                                                              ---    ----   ---
Income tax expense (benefit)................................  $92    $(26)  $92
                                                              ===    ====   ===
Effective tax rate..........................................  36%     42%   34%
                                                              ===    ====   ===

     The following are the components of our net deferred tax liability as of December 31:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
Deferred tax liabilities
  Property, plant and equipment.............................   278     242
  Investment in unconsolidated affiliates...................    82      70
  Other assets..............................................    25      49
                                                              ----    ----
     Total deferred tax liability...........................   385     361
                                                              ----    ----
Deferred tax assets
  Employee benefits and deferred compensation obligations...    18      27
  Environmental liability...................................    10       6
  Lease liability...........................................    79     104
  U.S. net operating loss carryovers........................    --       7
  Other liabilities.........................................    14      16
                                                              ----    ----
     Total deferred tax asset...............................   121     160
                                                              ----    ----
Net deferred tax liability..................................  $264    $201
                                                              ====    ====

     Under El Paso's tax accrual policy, we are allocated the tax benefit associated with our employees' exercise of non-qualified stock options and the vesting of restricted stock as well as restricted stock dividends. This allocation reduced taxes payable by $1 million in 2002 and $2 million in 2001. These benefits are included in additional paid-in capital in our balance sheet.

5. EXTRAORDINARY ITEMS

     As a result of El Paso's January 2001 merger with Coastal, Deepwater Holdings Inc., our unconsolidated affiliate, was required, under a Federal Trade Commission order, to dispose of its interests in the Stingray and U-T Offshore pipeline systems, and we were required to dispose of our 16 percent interest in the Iroquois pipeline system. Net proceeds from these sales in 2001 were approximately $65 million, and we recognized an extraordinary loss of approximately $2 million, net of $2 million in income taxes.

6. FINANCIAL INSTRUMENTS

  Fair Value of Financial Instruments

     As of December 31, 2002, and 2001, the carrying amounts of cash and cash equivalents, short-term borrowings, and trade receivables and payables are representative of fair value because of the short-term maturity of these instruments.

     The carrying amounts and estimated fair values of our financial instruments are as follows at December 31:

                                                                  2002                   2001
                                                           -------------------    -------------------
                                                           CARRYING     FAIR      CARRYING     FAIR
                                                            AMOUNT    VALUE(1)     AMOUNT    VALUE(1)
                                                           --------   --------    --------   --------
                                                                         (IN MILLIONS)
Balance sheet financial instruments:
  Long-term debt, including current maturities(1)........    $511       $466        $498       $537

---------------
(1) We estimated the fair value of debt with fixed interest rates based on quoted market prices for the same or similar issues.

7. LONG-TERM DEBT

     Our long-term debt outstanding consisted of the following at December 31:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
9.625% Debentures due 2021..................................  $300    $300
7.375% Debentures due 2024..................................   125     125
7.00% Debentures due 2025...................................    75      75
13.75% Note due 2010........................................    13      --
                                                              ----    ----
                                                               513     500
Less: Unamortized discount..................................     2       2
                                                              ----    ----
     Long-term debt.........................................  $511    $498
                                                              ====    ====

     None of our long-term debt matures within the next five years. The holders of the $75 million 7.00% debentures due 2025, maintain the option to require us to redeem their debentures at par value in 2005. We also have indentures that contain cross-acceleration provisions which, if triggered, could result in the acceleration of our debt. In the fourth quarter of 2002, we incurred approximately $13 million of debt due 2010 pursuant to our assumption of El Paso CNG Company's, our affiliate, loan with The Variable Annuity Life Insurance Company.

     In March 2003, we issued $300 million of unsecured senior notes with an annual interest rate of 8.875%. The notes mature in 2010. Net proceeds of $288 million were used to pay off intercompany payables of $263 million. The remaining net proceeds of $25 million were retained for capital expenditure requirements. See Notes 9, 13 and 14 for a further discussion of transactions entered into as a result of the issuance.

     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility replaces the previous $3 billion, revolving credit facility. El Paso's existing $1 billion revolving credit facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. We, along with our affiliates, Tennessee Gas Pipeline Company, El Paso Natural Gas Company, and El Paso, are borrowers under the $3 billion revolving credit facility.

     El Paso's equity in several of its subsidiaries, including us, collateralizes the revolving credit facility and the other financing arrangements. We are only liable for amounts we borrow under revolving credit facility. The revolving credit facilities have a borrowing cost of LIBOR plus 350 basis points and letter of credit fees of 350 basis points. The key financial covenant is a requirement that El Paso maintain a debt to capital ratio, as defined in the revolving credit facilities, not to exceed 75 percent. We and the other pipeline company borrowers cannot incur incremental debt if the incurrence of debt would cause our debt to EBITDA ratio, as defined in the revolving credit facilities, to exceed 5 to 1. The proceeds from the issuance of debt by the pipeline company borrowers can be used only for maintenance and expansion capital expenditures or investments in other FERC-regulated assets and to refinance existing debt. As of

March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed directly by us.

8. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification was denied on April 10, 2003. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     In addition to the above matters, we are also a named defendant in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of December 31, 2002, we had approximately $2 million accrued for all outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of December 31, 2002, we had accrued approximately $26 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs, which we anticipate incurring through 2027. Below is a reconciliation of our accrued liability as of December 31, 2001 to our accrued liability as of December 31, 2002:

                                                              2002    2001
                                                              -----   -----
                                                              (IN MILLIONS)
Balance as of January 1.....................................   $16     $ 9
Additions/adjustments for remediation activities............    13       8
Payments for remediation activities.........................    (2)     (1)
Other changes, net..........................................    (1)     --
                                                               ---     ---
Balance as of December 31...................................   $26     $16
                                                               ===     ===

     Included in our operation and maintenance costs for the twelve months ended December 31, 2001 were approximately $8 million in additional environmental remediation liabilities related to a change in estimate. This change arose as a result of an evaluation of our ongoing remediation projects and conforming the operating strategies of our company following our parent's merger with El Paso.

     Our 2002 additions for remediation activities, primarily relate to additional reserves for Michigan Section 201, EPA, Superfund costs, polychlorinated biphenyls (PCBs), hydrocarbon, and other environmental-related costs.

     In addition, we expect to make capital expenditures for environmental matters of approximately $34 million in the aggregate for the years 2003 through 2007. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $4 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of December 31, 2002, we have estimated our share of the remediation costs at these sites to be approximately $1 million. Since the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and because in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     Order No. 637. Order No. 637 made five major changes to the structure of pipeline tariffs and services, and required a compliance filing by each pipeline. Among the changes, order No. 637 impacted the manner in which pipelines conduct their operational activities, including how they release capacity, segment capacity, manage imbalance services, issue operational flow orders, and impose pipeline penalties. We filed our compliance proposal in June 2000, and subsequently filed an Offer of Settlement in

July 2001. On December 2, 2002, we sought rehearing of an October 31, 2002 FERC order responding to the United States Court of Appeals for the District of Columbia Circuit's order remanding various aspects of order No. 637. In December 2001, the FERC approved the Settlement subject to certain modifications and conditions. Due to the modifications and conditions, and after meeting with parties to our Order No. 637 proceeding, we submitted a modified Settlement for approval by the FERC.

     On April 9, 2003, the FERC issued an order accepting the modified Settlement, but requiring further changes and in particular rejecting our proposed limitations on the ability of certain Replacement Shippers to use segmenting to reserve point capacity and, therefore, firm capacity on a primary firm basis. On April 24, 2003, we advised the FERC that, due to the required changes, we were unwilling to accept the settlement as modified by its April 9 Order. On May 8, 2003, we met with parties to the proceeding to determine whether the Settlement can be preserved through further negotiations. Those negotiations are continuing and meanwhile on May 9, 2003, we filed for rehearing of the April 9 order. We cannot predict the outcome of such negotiations or our requests for rehearing.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the hearing, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent must be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposes that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002 to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing, in emergency situations, to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Comments on the NOPR were filed on April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

     FERC Inquiry. On February 26, 2003, El Paso received a letter from the Office of the Chief Accountant at the FERC requesting details of its announcement of 2003 asset sales and plans for us and our pipeline affiliate to issue a combined $700 million of long-term notes. The letter requested that El Paso explain how it intended to use the proceeds from the issuance of the notes and if the notes will be included in the two regulated companies' capital structure for rate-setting purposes. Our response to the FERC was filed on March 12, 2003, and we fully responded to the request. On April 2, 2003, we received an additional request for information, which we fully responded to on April 15, 2003.

     While the outcome of our outstanding legal matters, environmental matters and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that the outcome of these matters could impair our credit rating and that of our parent. Further, for environmental matters, it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

  Capital Commitments and Purchase Obligations

     At December 31, 2002, we had capital and investment commitments of $12 million for 2003. Our other planned capital investment projects are discretionary in nature, with no substantial capital commitments made in advance of the actual expenditures. In addition, we have entered into unconditional purchase obligations for products and services totaling $246 million at December 31, 2002. Our annual obligations under these agreements are $34 million for 2003, $23 million for each of the years 2004 through 2007 and $120 million in total thereafter.

  Operating Leases

     We lease property, facilities and equipment under various operating leases. Minimum future annual rental commitments at December 31, 2002, were as follows:(1)

                        YEAR ENDING
                        DECEMBER 31,                          OPERATING LEASES
------------------------------------------------------------  ----------------
                                                              (IN MILLIONS)
   2003.....................................................        $ 5
   2004.....................................................          4
   2005.....................................................          3
   2006.....................................................          3
   2007.....................................................          2
   Thereafter...............................................          6
                                                                    ---
          Total.............................................        $23
                                                                    ===

---------------
(1) These amounts exclude our proportional share of minimum annual rental commitments paid by our parent, which are allocated to us through an overhead allocation.

     Rental expense on our operating leases for each of the year ended December 31, 2002, 2001 and 2000 was $6 million, $12 million and $20 million.

9. CAPITAL STOCK

     On March 7, 2002, our Board of Directors approved and we filed an amended and restated certificate of incorporation, changing our authorized shares of stock to 1,000 shares of common stock, with a par value of $1 per share. This action and the reclassification did not impact our total equity. As of December 31, 2001, we had 1,000 authorized and issued shares with a par value of $100 per share. In February 2003, we made a non-cash distribution of $400 million of our outstanding affiliated receivables to our parent. See Notes 7, 13 and 14 for a further discussion of transactions entered into related to the issuance.

10. RETIREMENT BENEFITS

  Pension and Retirement Benefits

     El Paso maintains a pension plan to provide benefits as determined under a cash balance formula covering substantially all of its U.S. employees, including our employees. El Paso also maintains a defined contribution plan covering its U.S. employees, including our employees. Prior to May 1, 2002, El Paso matched 75 percent of participant basic contributions up to 6 percent, with matching contributions being made to the plan's stock fund, which participants could diversify at any time. After May 1, 2002, the plan was amended to allow for matching contributions to be invested in the same manner as that of participant contributions. Effective March 1, 2003, El Paso suspended the matching contribution. El Paso is responsible for benefits accrued under its plans and allocates the related costs to its affiliates. See Note 13 for a summary of transactions with affiliates.

     Prior to our merger with El Paso, Coastal provided non-contributory pension plans covering substantially all of its U.S. employees, including our employees. On April 1, 2001, this plan was merged into El Paso's existing cash balance plan. Our employees who were participants in this plan on March 31, 2001 receive the greater of cash balance benefits under the El Paso plan or Coastal's plan benefits accrued through March 31, 2006.

  Other Postretirement Benefits

     As a result of El Paso's merger with Coastal, we offered a one-time election through an early retirement window for employees who were at least age 50 with 10 years of service on December 31, 2000, to retire on or before June 30, 2001, and keep benefits under our postretirement medical and life plans. The costs associated with the curtailment and special termination benefits were $32 million. Medical benefits for this closed group of retirees may be subject to deductibles, co-payment provisions, and other limitations and dollar caps on the amount of employer costs. El Paso has reserved the right to change these benefits. Employees who retire on or after June 30, 2001, will continue to receive limited postretirement life insurance benefits. Our postretirement benefit plan costs are pre-funded to the extent these costs are recoverable through rates.

     In January 2001, following the merger, we changed the measurement date for measuring our other postretirement benefit obligations from December 31 to September 30. We made this change to conform our measurement date to the date that El Paso uses to measure other postretirement benefit obligations. The new method is consistent with the manner in which El Paso gathers other postretirement information and will facilitate ease of planning and reporting in a more timely manner. We believe this method is preferable to the method previously employed. We accounted for this as a change in accounting principle, and it had no material effect on retirement benefit expense for the current or prior periods.

     The following table sets forth the change in benefit obligation, change in plan assets, reconciliation of funded status, and components of net periodic benefit cost for other postretirement benefits for the twelve months ended September 30:

                                                              2002     2001
                                                              -----    -----
                                                              (IN MILLIONS)
Change in postretirement benefit obligation
  Benefit obligation at beginning of period.................  $ 51     $ 50
  Interest cost.............................................     4        4
  Participant contributions.................................     2        1
  Plan amendment............................................    --       (4)
  Curtailment and special termination benefits..............    --        7
  Actuarial loss (gain).....................................     1       (4)
  Benefits paid.............................................    (5)      (3)
                                                              ----     ----
  Postretirement benefit obligation at end of period........  $ 53     $ 51
                                                              ====     ====
Change in plan assets
  Fair value of plan assets at beginning of period..........  $ 30     $ 25
  Actual return on plan assets..............................    (1)       2
  Employer contributions....................................    10        5
  Participant contributions.................................     2        1
  Benefits paid.............................................    (5)      (3)
                                                              ----     ----
  Fair value of plan assets at end of period................  $ 36     $ 30
                                                              ====     ====
Reconciliation of funded status
  Funded status at end of period............................  $(17)    $(21)
  Fourth quarter contributions..............................     2        2
  Unrecognized net gain.....................................    (7)     (11)
                                                              ----     ----
  Accrued postretirement benefit obligation at December
     31.....................................................  $(22)    $(30)
                                                              ====     ====

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Postretirement benefit costs include the following
  components
  Service cost..............................................  $--    $--    $ 1
  Interest cost.............................................    3      4      4
  Expected return on assets.................................   (1)    (1)    (1)
  Amortization of transition obligation.....................   --     --      3
  Amortization of net gain..................................   --     --     (1)
  Curtailment and special termination benefits..............   --     32     --
                                                              ---    ---    ---
  Net postretirement benefit cost...........................  $ 2    $35    $ 6
                                                              ===    ===    ===

     Postretirement benefit obligations are based upon actuarial estimates as described below:

                                                              2002    2001
                                                              -----   -----
Weighted average assumptions
  Discount rate.............................................  6.75%   7.25%
  Expected return on plan assets............................  7.50%   7.50%

     Actuarial estimates for our postretirement benefits plans assumed a weighted average annual rate of increase in the per capita costs of covered health care benefits of 11.0 percent in 2002, then gradually decreasing to 5.5 percent by the year 2008. Assumed health care cost trends have a significant effect on the amounts reported for other postretirement benefit plans. The impact of a one-percentage point change in assumed health care cost trends would have been immaterial in 2002 and 2001 for our service and interest costs. In addition, the impact of a one-percentage point change in assumed health care cost trends would have been slightly greater than $1 million in 2002 and less than $2 million in 2001 for our accumulated postretirement benefit obligations.

11. TRANSACTIONS WITH MAJOR CUSTOMER

     The following table shows revenues from our major customer for each of the three years ended December 31:

                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
     We Energies(1).........................................  $101    $106    $103

     --------------------
     (1) We Energies is the operating name of Wisconsin Gas Company and Wisconsin Electric Power Company.

12. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table contains supplemental cash flow information for each of the three years ended December 31:

                                                              2002    2001    2000
                                                              ----    ----    ----
                                                                 (IN MILLIONS)
     Interest paid..........................................  $47     $46     $46
     Income tax payments....................................   28      24      57

13. INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

     Investments in Unconsolidated Affiliates. Our investments in unconsolidated affiliates accounted for under the equity method of accounting as of December 31, 2002 consisted of our effective 50 percent investment in Great Lakes Gas Transmission Limited Partnership, (which consists of a direct 46 percent general partner interest in the partnership and a 4 percent indirect limited partner interest through our ownership in Great Lakes Gas Transmission Company.) At December 31, 2002 our investment in Great Lakes (including our direct and indirect interests) was $312 million and at December 31, 2001 it was $297 million. During part of 2002, 2001 and 2000 we also owned equity interests in Alliance Pipeline, Iroquois Pipeline and Deepwater Holdings. We completed the sale of Alliance in 2002 and the sales of Iroquois and Deepwater Holdings in 2001. Earnings from our unconsolidated affiliates, which also includes our investments in Alliance, Iroquois and Deepwater, for the years ended December 31, 2002, 2001 and 2000 were $63 million, $67 million and $65 million. See additional information on Great Lakes Gas Transmission Limited Partnership in the supplemental information accompanying these financial statements.

     Transactions with Affiliates. We participate in El Paso's cash management program which matches short-term cash surpluses and needs of its participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed in Note 8. We had advanced $560 million at December 31, 2002, at a market rate of interest which was 1.5%. At December 31, 2001, we had advanced $406 million at a market rate of interest which was 2.1%. These receivables are due upon demand; however, as of December 31, 2002, we have classified this amount as non-current notes receivable from affiliates.

     In February 2003, we declared and distributed a $400 million dividend of affiliated receivables to our parent, American Natural Resources Company. In March 2003, we issued $300 million of unsecured notes, the net proceeds from which were used, in part, to pay off affiliated payables of $263 million.

     At December 31, 2002 and 2001, we had accounts receivable from related parties of $14 million and $13 million. In addition, we had accounts payable to related parties of $10 million and $48 million at December 31, 2002, and 2001. These balances arose in the ordinary course of business. We also received $2 million in deposits related to our transportation contracts with El Paso Merchant Energy L.P. which is included in our balance sheet as other current liabilities. These deposits were required as a result of the credit rating downgrades of El Paso.

     At December 31, 2002 and 2001, we had payables to an affiliate of $204 million for obligations related to a non-cancelable lease on our Detroit building. Of this amount, $8 million was classified as current at December 31, 2002. This payable resulted from the relocation of our headquarters from Detroit, Michigan to Houston, Texas.

     During the fourth quarter of 2002, we sold our equity interest in the Typhoon offshore natural gas gathering pipeline to El Paso Energy Partners, L.P., an affiliate, for approximately $50 million. There was no gain or loss on the transaction.

     We have also entered into contribution in aid to construction (CIAC) arrangements with El Paso Energy Partners, L.P. in the past, and will most likely do so in the future, as part of our normal commercial activities in the Gulf of Mexico. We often contribute capital toward the construction costs of gathering facilities owned by others which are connected to our pipeline. We have, or plan to have, agreements with El Paso Energy Partners, L.P. under which we will pay a total of approximately $17 million of capital toward the construction of gathering pipelines to the Marco Polo and Red Hawk discoveries, over the next 18 months. As of December 31, 2002, we had paid $2 million under these agreements.

     El Paso allocated a portion of its general and administrative expenses to us in 2002 and 2001. The allocation of expenses is based upon the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. For the years ended December 31, 2002 and 2001, the annual charges were $52 million and $45 million. During 2002 and 2001, Tennessee Gas Pipeline Company allocated payroll and other expenses to us associated with our shared pipeline services. The allocated expenses are based on the estimated level of staff and their expenses to provide these services. For the years ended December 31, 2002 and 2001, the annual charges were $23 million. We believe all the allocation methods are reasonable. In 2000, we performed most of our own administrative functions and provided some administrative functions for our affiliates. We continue to provide services to related parties, Eaton Rapids and Blue Lake, in 2002 and 2001. We record these services as a reduction of operating expenses and are reported as reimbursement of costs.

     We enter into transactions with various El Paso subsidiaries and unconsolidated affiliates in the ordinary course of our business to transport and store natural gas. Our affiliated revenues are primarily from transportation services. In 2001, we sold natural gas to Midland CoGeneration Venture and recognized $25 million in revenues. Great Lakes Gas Transmission Limited Partnership provides us capacity under a contract that extends to 2013. For the years ended December 2002, 2001 and 2000, we incurred transportation costs of $14 million, $16 million and $15 million under this contract. We also have natural gas storage contracts with Blue Lake Gas Storage Company and ANR Storage Company. Our contract with Blue Lake extends to 2013 and covers capacity of 46 Bcf of natural gas storage. Our contract with ANR Storage extends to 2004 and covers storage capacity of 35 Bcf. For the years ended December 2002, 2001 and 2000, we incurred storage costs related to these contracts of $37 million, $36 million and $36 million. Transportation and storage costs are recorded as operating expenses. The terms of service provided to and by our affiliates are the same as those terms as non-affiliated parties.

     The following table shows revenues and charges from our affiliates for each of the three years ended December 31:

                                                              2002   2001   2000
                                                              ----   ----   ----
                                                                (IN MILLIONS)
Revenues....................................................  $ 29   $ 55   $13
Operation and maintenance expense...........................   126    120    78
Reimbursement of operating expenses.........................     3      3    12

14. SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Financial information by quarter is summarized below:

                                                    QUARTERS ENDED
                                    -----------------------------------------------
                                    DECEMBER 31   SEPTEMBER 30   JUNE 30   MARCH 31   TOTAL
                                    -----------   ------------   -------   --------   -----
                                                         (IN MILLIONS)
2002
  Operating revenues..............     $ 144          $120        $124       $156     $ 544
  Operating income................        62            36          41         82       221
  Income before extraordinary
     items........................        43            25          33         62       163
  Net income......................        43            25          33         62       163
2001
  Operating revenues..............     $ 147          $124        $149       $193     $ 613
  Merger-related costs and assets
     impairments..................       180             6         106         67       359
  Operating income (loss).........      (113)           44         (65)        21      (113)
  Income (loss) before
     extraordinary items..........       (54)           31         (34)        21       (36)
  Extraordinary items, net of
     income taxes.................        --            (1)          2         (3)       (2)
  Net income (loss)...............       (54)           30         (32)        18       (38)

                                  SCHEDULE II

                              ANR PIPELINE COMPANY
                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                                 (IN MILLIONS)

                                           BALANCE AT    CHARGED TO   CHARGED TO                  BALANCE
                                           BEGINNING     COSTS AND      OTHER                     AT END
               DESCRIPTION                 OF PERIOD      EXPENSES     ACCOUNTS     DEDUCTIONS   OF PERIOD
               -----------                 ----------    ----------   ----------    ----------   ---------
2002
  Allowance for doubtful accounts........     $ 3           $--          $--           $(1)         $ 2
  Legal reserves.........................      --            --            2            --            2
  Environmental reserves.................      16            13           (1)           (2)          26
2001
  Allowance for doubtful accounts........     $ 2           $ 1          $--           $--          $ 3
  Legal reserves.........................      --            --           --            --           --
  Environmental reserves.................       9             8           --            (1)          16
2000
  Allowance for doubtful accounts........     $ 8           $(5)         $--           $(1)         $ 2
  Legal reserves.........................       3            (2)          --            (1)          --
  Environmental reserves.................       7             2           --            --            9

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of ANR Pipeline Company:

In our opinion, based on our audits and the report of other auditors, the accompanying combined balance sheets and the related combined statements of income, stockholder's equity, and cash flows present fairly, in all material respects, the combined financial position of ANR Pipeline Company and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the combined financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We did not audit the consolidated financial statements of Great Lakes Gas Transmission Limited Partnership (the "Partnership") as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002. The Partnership is an equity investment of El Paso Great Lakes Inc. that comprised assets of $312 million and $297 million at December 31, 2002 and 2001 and income of $62 million and $55 million for the years ended December 31, 2002 and 2001, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Partnership, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

As discussed in Note 1, in March 2003, American Natural Resources Company contributed the common stock of El Paso Great Lakes, Inc. to the Company in a transaction accounted for in a manner similar to a pooling of interests. These combined financial statements give retroactive effect to include the financial position, results of operations and cash flows of El Paso Great Lakes, Inc. and are hereafter the historical financial statements of the Company.

As discussed in Note 10, during 2001, the Company changed the measurement date used to account for postretirement benefits other than pensions from December 31, to September 30.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 19, 2003

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholder
ANR Pipeline Company

We have audited the combined statements of income, stockholders' equity and cash flows of ANR Pipeline Company (an indirect, wholly owned subsidiary of El Paso CGP Company, formerly The Coastal Corporation) and subsidiaries (the "Company") for the year ended December 31, 2000. Our audit also includes the ANR Pipeline Company Schedule of valuation and qualifying accounts for the year ended December 31, 2000. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We did not audit the financial statements of Great Lakes Gas Transmission Limited Partnership (Great Lakes), the Company's investment in which is accounted for by use of the equity method. The Company's equity of $44 million in Great Lake's net income for the year ended December 31, 2000 is included in the accompanying financial statements. The financial statements of Great Lakes were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such company, is based solely on the report of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such combined financial statements present fairly, in all material respects, ANR Pipeline Company's results of operations and cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Houston, Texas
March 19, 2001 (May 20, 2003 as to the
  effects of the Acquisition of
  El Paso Great Lakes, Inc., described in Note 1)

                          INDEPENDENT AUDITORS' REPORT

The Partners and Management Committee
Great Lakes Gas Transmission Limited Partnership:

     We have audited the accompanying consolidated balance sheets of Great Lakes Gas Transmission Limited Partnership and subsidiary (Partnership) as of December 31, 2002 and 2001, and the related consolidated statements of income and partners' capital, and cash flows for each of the years in the three year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Lakes Gas Transmission Limited Partnership and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Detroit, Michigan
January 8, 2003

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

            CONSOLIDATED STATEMENTS OF INCOME AND PARTNERS' CAPITAL

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2002        2001        2000
                                                            ---------   ---------   ---------
                                                                 (THOUSANDS OF DOLLARS)
Transportation Revenues...................................  $ 277,515   $ 276,872   $ 282,636
Operating Expenses
  Operation and Maintenance...............................     37,075      32,662      39,807
  Depreciation............................................     56,916      56,640      60,705
  Income Taxes Payable by Partners........................     45,400      39,950      39,518
  Property and Other Taxes................................     14,393      28,828      29,322
                                                            ---------   ---------   ---------
                                                              153,784     158,080     169,352
                                                            ---------   ---------   ---------
Operating Income..........................................    123,731     118,792     113,284
Other Income (Expense)
  Interest on Long Term Debt..............................    (44,539)    (47,960)    (47,474)
  Allowance for Funds Used During Construction............        500         464         769
  Other, Net..............................................      3,350       2,511       5,935
                                                            ---------   ---------   ---------
                                                              (40,689)    (44,985)    (40,770)
                                                            ---------   ---------   ---------
Net Income................................................  $  83,042   $  73,807   $  72,514
                                                            =========   =========   =========
Partners' Capital
  Balance at Beginning of Year............................  $ 443,640   $ 449,237   $ 604,838
  Contributions by General Partners.......................     25,432      21,226      19,290
  Net Income..............................................     83,042      73,807      72,514
  Current Income Taxes Payable by Partners Charged to
     Earnings.............................................     27,801      23,378      24,548
  Distributions to Partners...............................   (134,403)   (124,008)   (271,953)
                                                            ---------   ---------   ---------
  Balance at End of Year..................................  $ 445,512   $ 443,640   $ 449,237
                                                            =========   =========   =========

        The accompanying notes are an integral part of these statements.

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS

                                                                AS OF DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (THOUSANDS OF DOLLARS)
ASSETS
Current Assets
  Cash and Temporary Cash Investments.......................  $   30,752   $   40,320
  Receivable from Limited Partner...........................          --        1,922
  Accounts Receivable.......................................      35,395       29,145
  Materials and Supplies, at Average Cost...................       9,906       10,035
  Regulatory Assets.........................................         515          566
  Prepayments and Other.....................................       4,431        4,403
                                                              ----------   ----------
                                                                  80,999       86,391
                                                              ----------   ----------
Gas Utility Plant
  Property, Plant and Equipment.............................   1,993,249    1,965,442
  Less Accumulated Depreciation.............................     822,763      772,832
                                                              ----------   ----------
                                                               1,170,486    1,192,610
                                                              ----------   ----------
                                                              $1,251,485   $1,279,001
                                                              ==========   ==========

LIABILITIES & PARTNERS' CAPITAL
Current Liabilities
  Current Maturities of Long Term Debt......................  $   24,000   $   36,500
  Accounts Payable..........................................      16,492       14,344
  Payable to Limited Partner................................         562           --
  Property and Other Taxes..................................      26,764       27,895
  Accrued Interest and Other................................      12,757       13,421
                                                              ----------   ----------
                                                                  80,575       92,160
                                                              ----------   ----------
Long Term Debt..............................................     497,500      532,250
Other Liabilities
  Amounts Equivalent to Deferred Income Taxes...............     224,298      206,057
  Regulatory Liabilities....................................       2,454        3,870
  Other.....................................................       1,146        1,024
                                                              ----------   ----------
                                                                 227,898      210,951
                                                              ----------   ----------
Partners' Capital...........................................     445,512      443,640
                                                              ----------   ----------
                                                              $1,251,485   $1,279,001
                                                              ==========   ==========

        The accompanying notes are an integral part of these statements.

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2002        2001        2000
                                                              ---------   ---------   --------
                                                                   (THOUSANDS OF DOLLARS)
Cash Flow Increase (Decrease) from:
Operating Activities
  Net Income................................................  $  83,042   $  73,807   $ 72,514
  Adjustments to Reconcile Net Income to Operating Cash
     Flows:
     Depreciation...........................................     56,916      56,640     60,705
     Amounts Equivalent to Deferred Income Taxes............     18,241      12,918     15,411
     Regulatory Assets......................................         51       6,950      1,209
     Regulatory Liabilities.................................     (1,416)     (1,417)    (1,452)
     Allowance for Funds Used During Construction...........       (500)       (464)      (769)
     Changes in Current Assets and Liabilities:
       Accounts Receivable..................................     (6,250)      6,166     (1,289)
       Accounts Payable.....................................      2,148      (5,667)    (1,205)
       Property and Other Taxes.............................     (1,131)     (1,445)    (1,689)
       Other................................................      2,043      (9,630)       (52)
                                                              ---------   ---------   --------
                                                                153,144     137,858    143,383
Investment in Utility Plant.................................    (34,292)    (31,574)   (33,372)
Financing Activities
  Issuance of Long Term Debt................................         --          --    100,000
  Repayment of Long Term Debt...............................    (47,250)    (26,500)   (17,800)
  Contributions by Partners.................................     25,432      21,226     19,290
  Current Income Taxes Payable by Partners Charged to
     Earnings...............................................     27,801      23,378     24,548
  Distributions to Partners.................................   (134,403)   (124,008)  (271,953)
                                                              ---------   ---------   --------
                                                               (128,420)   (105,904)  (145,915)
                                                              ---------   ---------   --------
Change in Cash and Cash Equivalents.........................     (9,568)        380    (35,904)
Cash and Cash Equivalents:
  Beginning of Year.........................................     40,320      39,940     75,844
                                                              ---------   ---------   --------
  End of Year...............................................  $  30,752   $  40,320   $ 39,940
                                                              =========   =========   ========
Supplemental Disclosure of Cash Flow Information
  Cash Paid During the Year for Interest
     (Net of Amounts Capitalized of $214, $206 and $249,
       Respectively)........................................  $  45,004   $  48,197   $ 44,199
                                                              =========   =========   ========

        The accompanying notes are an integral part of these statements.

                GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND MANAGEMENT

     Great Lakes Gas Transmission Limited Partnership (Partnership) is a Delaware limited partnership which owns and operates an interstate natural gas pipeline system. The Partnership transports natural gas for delivery to customers in the midwestern and northeastern United States and eastern Canada. Partnership ownership percentages are recalculated each year to reflect distributions and contributions. The partners, their parent companies, and partnership ownership percentages are as follows:

                                                               OWNERSHIP %
                                                              -------------
PARTNER (PARENT COMPANY)                                      2002    2001
------------------------                                      -----   -----
General Partners:
  El Paso Great Lakes, Inc. (El Paso Corporation)...........  45.74   45.40
  TransCanada GL, Inc. (TransCanada PipeLines Ltd.).........  45.74   45.40
Limited Partner:
  Great Lakes Gas Transmission Company (TransCanada
     PipeLines Ltd. and El Paso Corporation)................   8.52    9.20

     The El Paso Corporation (El Paso) interests were formerly owned by The Coastal Corporation (Coastal), which merged into a subsidiary of El Paso on January 29, 2001.

     The day-to-day operation of Partnership activities is the responsibility of Great Lakes Gas Transmissions Company (Company), which is reimbursed for its employee salaries, benefits and other expenses, pursuant to the Partnership's Operating Agreement with the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of the Partnership and GLGT Aviation Company, a wholly owned subsidiary. GLGT Aviation Company owns a transport aircraft used principally for pipeline operations. Intercompany amounts have been eliminated.

     For purposes of reporting cash flows, the Partnership considers all liquid investments with original maturities of three months or less to be cash equivalents.

     The Partnership recognizes revenues from natural gas transportation in the period the service is provided.

     Management of the Partnership has made estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  Regulation

     The Partnership is subject to the rules, regulations and accounting procedures of the Federal Energy Regulatory Commission (FERC). The Partnership's accounting policies reflect the effects of the ratemaking process in accordance with Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets and liabilities have been established and represent probable future revenue or expense which will be recovered from or refunded to customers. The regulatory assets and liabilities are primarily related to prior changes in federal income tax rates.

  Accounts Receivable

     Accounts Receivable are reported net of an allowance for doubtful accounts of $2,095,000 and $1,200,000 for 2002 and 2001, respectively. Late fees are recognized as income when earned.

  Gas Utility Plant and Depreciation

     Gas utility plant is stated at cost and includes certain administrative and general expenses, plus an allowance for funds used during construction. The cost of plant retired is charged to accumulated depreciation. Depreciation of gas utility plant is computed using the straight-line method. The Partnership's principal operating assets are depreciated at an annual rate of 2.75% for both 2002 and 2001 and 3.00% for 2000.

     The allowance for funds used during construction represents the debt and equity costs of capital funds applicable to utility plant under construction, calculated in accordance with a uniform formula prescribed by the FERC. The rate used for both 2002 and 2001 was 10.36% and for 2000 was 10.95%.

  Income Taxes

     The Partnership's tariff includes an allowance for income taxes which the FERC requires the Partnership to record as if it were a corporation. The provisions for current and deferred income tax expense are recorded without regard to whether each partner can utilize its share of the Partnership's tax deductions. Income taxes are deducted in the Consolidated Statements of Income and the current portion of income taxes is returned to partners' capital. Recorded current income taxes are distributed to partners based on their ownership percentages.

     Amounts equivalent to deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases at currently enacted income tax rates.

3. AFFILIATED COMPANY TRANSACTIONS

     Affiliated company amounts included in the Partnership's consolidated financial statements, not otherwise disclosed, are as follows:

                                                         2002       2001       2000
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Accounts receivable..................................  $ 15,999   $ 15,936   $ 17,447
Transportation revenues:
  TransCanada PipeLines Ltd. and affiliates..........   163,442    176,818    185,912
  El Paso Corporation and affiliates.................    24,875     25,716         --
  The Coastal Corporation affiliates.................        --         --     28,981
Interest income......................................        --         --      3,664

     The majority of affiliated transportation revenues are provided under fixed price contracts with remaining terms ranging from 2 months to 10 years.

     The Partnership reimburses the Company for salaries, benefits and other incurred expenses. Benefits include pension, thrift plan, and other post-retirement benefits. Operating expenses charged by the Company in 2002, 2001 and 2000 were $17,888,000, $13,671,000 and $21,147,000, respectively.

     The Company accounts for pension benefits on an accrual basis. Effective with the merger of The Coastal Corporation and El Paso Corporation in 2001, the former pension plan was merged into the El Paso cash balance pension plan. The annual net pension credit was $5,400,000, $8,500,000 and $5,000,000 in 2002,
2001 and 2000, respectively.

     The Company makes contributions for eligible employees of the Company to a voluntary defined contribution plan sponsored by one of the parent companies. The Company's contributions, which are based on matching employee contributions, amounted to $770,000, $832,000 and $980,000 in 2002, 2001 and 2000,
respectively.

     The Company accounts for other post-retirement benefits on an accrual basis. The annual expense was $236,000, $215,000 and $556,000 for 2002, 2001 and
2000, respectively. In addition, curtailment costs of approximately $695,000 were recorded in 2001 related to the conversion to the El Paso Corporation benefit plans, which changed future benefits for eligible employees.

4. REGULATORY MATTERS

     On October 26, 2000, the FERC issued an order approving the Partnership's filing of a Joint Stipulation and Agreement Regarding Rates which was subsequently reaffirmed on February 8, 2001, by its order denying rehearing. The settlement continues the Partnership's existing rates until October 31, 2005, and provides a decrease in the Partnership's depreciation rate from 3.00% to 2.75% for transmission plant effective January 1, 2001.

5. DEBT

     Senior Notes, unsecured, interest due semiannually, principal due as follows:

                                                                2002       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
  9.81% series, due 2002....................................  $     --   $ 12,750
  9.35% series, due 2002 to 2005............................    31,500     56,000
  8.74% series, due 2002 to 2011............................    90,000    100,000
  9.09% series, due 2012 to 2021............................   100,000    100,000
  6.73% series, due 2009 to 2018............................    90,000     90,000
  6.95% series, due 2019 to 2028............................   110,000    110,000
  8.08% series, due 2021 to 2030............................   100,000    100,000
                                                              --------   --------
                                                               521,500    568,750
Less current maturities.....................................    24,000     36,500
                                                              --------   --------
Total long term debt less current maturities................  $497,500   $532,250
                                                              ========   ========

     The aggregate estimated fair value of long term debt was $628,000,000 and $607,000,000 for 2002 and 2001, respectively. The fair value is determined using discounted cash flows based on the Partnership's estimated current interest rates for similar debt.

     The aggregate annual required repayments of Senior Notes for each of the five years 2003 through 2007 are $24,000,000, $24,000,000, $13,500,000,
$10,000,000 and $10,000,000, respectively.

     Under the most restrictive covenants in the Senior Note Agreements, approximately $281,000,000 of partners' capital is restricted as to distributions as of December 31, 2002.

6. INCOME TAXES PAYABLE BY PARTNERS

     Income tax expense for the years ended December 31, 2002, 2001 and 2000 consists of:

                                                           2002      2001      2000
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Current
  Federal...............................................  $26,612   $22,366   $23,496
  State.................................................    1,189     1,012     1,052
                                                          -------   -------   -------
                                                           27,801    23,378    24,548
                                                          -------   -------   -------
Deferred
  Federal...............................................   16,808    15,835    14,306
  State.................................................      791       737       664
                                                          -------   -------   -------
                                                           17,599    16,572    14,970
                                                          -------   -------   -------
                                                          $45,400   $39,950   $39,518
                                                          =======   =======   =======

     Income tax expense differs from the statutory rate of 35% due to the amortization of excess deferred taxes along with the effects of state and local taxes. The Partnership is required to amortize excess deferred taxes which had previously been accumulated at tax rates in excess of current statutory rates. Such amortization reduced income tax expense by $900,000 for 2002, 2001 and 2000. As of December 31, 2002, the remaining unamortized balance is $1,475,000.

     Amounts equivalent to deferred income taxes are principally comprised of temporary differences associated with excess tax depreciation on utility plant. As of December 31, 2002 and 2001, no valuation allowance is required. The deferred tax assets and deferred tax liabilities as of December 31, 2002 and 2001 are as follows:

                                                                2002        2001
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
Deferred tax assets.........................................  $   5,110   $   4,868
Deferred tax liabilities -- utility plant...................   (214,526)   (197,927)
Deferred tax liabilities -- other...........................    (14,882)    (12,998)
                                                              ---------   ---------
Net deferred tax liability..................................  $(224,298)  $(206,057)
                                                              =========   =========

7. USE TAX REFUNDS

     In the first quarter of 2002, Great Lakes received a favorable decision from the Minnesota Supreme Court on use tax litigation and has collected refunds and related interest on litigated claims and pending claims for 1994 to 2001. The total amount received was $13.7 million. The refunds are reflected in Property and Other Taxes ($10.9 million) and the interest included in Other, Net ($2.8 million).

                              ANR PIPELINE COMPANY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2003    2002
                                                              -----   -----
Operating revenues..........................................  $185    $156
                                                              ----    ----
Operating expenses
  Operation and maintenance.................................    77      58
  Depreciation, depletion and amortization..................     9       9
  Taxes, other than income taxes............................     7       7
                                                              ----    ----
                                                                93      74
                                                              ----    ----
Operating income............................................    92      82
Earnings from unconsolidated affiliates.....................    18      22
Interest and debt expense...................................   (13)    (10)
Affiliated interest income, net.............................    --       1
                                                              ----    ----
Income before income taxes..................................    97      95
Income taxes................................................    36      34
                                                              ----    ----
Net income..................................................  $ 61    $ 61
                                                              ====    ====

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN MILLIONS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              MARCH 31,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
                                        ASSETS
Current assets
  Cash and cash equivalents.................................   $   25        $   --
  Accounts and notes receivable
     Customer, net of allowance of $3 in 2003 and $2 in
      2002..................................................      157            39
     Affiliates.............................................       63            14
     Other..................................................        4             5
  Materials and supplies....................................       23            23
  Other.....................................................       11             8
                                                               ------        ------
          Total current assets..............................      283            89
                                                               ------        ------
Property, plant and equipment, at cost......................    3,507         3,599
  Less accumulated depreciation, depletion and
     amortization...........................................    2,196         2,192
                                                               ------        ------
          Total property, plant and equipment, net..........    1,311         1,407
                                                               ------        ------
Other assets
  Investments in unconsolidated affiliates..................      312           312
  Notes receivable from affiliates..........................      325           560
  Other.....................................................       41            11
                                                               ------        ------
                                                                  678           883
                                                               ------        ------
          Total assets......................................   $2,272        $2,379
                                                               ======        ======

                         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable
     Trade..................................................   $   29        $   28
     Affiliates.............................................       22            10
     Other..................................................       38            38
  Interest payable..........................................       17             9
  Taxes payable.............................................       66            56
  Other.....................................................       44            29
                                                               ------        ------
          Total current liabilities.........................      216           170
                                                               ------        ------
Long-term debt..............................................      807           511
                                                               ------        ------
Other liabilities
  Deferred income taxes.....................................      290           267
  Payable to affiliates.....................................      196           196
  Other.....................................................       46            52
                                                               ------        ------
                                                                  532           515
                                                               ------        ------
Commitments and contingencies
Stockholder's equity
  Common stock, par value $1 per share; 1,000 shares
     authorized, issued and outstanding.....................       --            --
  Additional paid-in capital................................      599           599
  Retained earnings.........................................      118           584
                                                               ------        ------
          Total stockholder's equity........................      717         1,183
                                                               ------        ------
          Total liabilities and stockholder's equity........   $2,272        $2,379
                                                               ======        ======

                            See accompanying notes.

                              ANR PIPELINE COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              -------------
                                                              2003    2002
                                                              -----   -----
Cash flows from operating activities
  Net income................................................  $  61   $  61
  Adjustments to reconcile net income to net cash from
     operating activities
     Depreciation, depletion and amortization...............      9       9
     Deferred income tax expense............................     24      10
     Undistributed earnings of unconsolidated affiliates....     --     (22)
  Working capital changes...................................    (18)    101
  Non-working capital changes...............................    (26)    (16)
                                                              -----   -----
       Net cash provided by operating activities............     50     143
                                                              -----   -----
Cash flows from investing activities
  Additions to property, plant and equipment................    (19)    (40)
  Net payments to dispose of assets.........................     (1)     (1)
  Net change in affiliated advances receivable..............   (293)   (102)
                                                              -----   -----
       Net cash used in investing activities................   (313)   (143)
                                                              -----   -----
Cash flows from financing activities
  Net proceeds from the issuance of long-term debt..........    288      --
                                                              -----   -----
       Net cash provided by financing activities............    288      --
                                                              -----   -----
Increase in cash and cash equivalents.......................     25      --
Cash and cash equivalents
  Beginning of period.......................................     --      --
                                                              -----   -----
  End of period.............................................  $  25   $  --
                                                              =====   =====
Significant non-cash transactions
  Dividend to parent of affiliated receivables..............  $ 400      --
                                                              =====   =====

                            See accompanying notes.

                              ANR PIPELINE COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     We are an indirect wholly owned subsidiary of El Paso Corporation (El
Paso). We prepared the Quarterly Report on Form 10-Q under the rules and regulations of the United States Securities and Exchange Commission (SEC). Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by generally accepted accounting principles. You should read it along with our 2002 Annual Report on Form 10-K, which includes a summary of our significant accounting policies and other disclosures. The financial statements as of March 31, 2003, and for the quarters ended March 31, 2003 and 2002, are unaudited. We derived the balance sheet as of December 31, 2002, from the audited balance sheet filed in our 2002 Form 10-K. As discussed below, our historical financial information has been presented to reflect the contribution of El Paso Great Lakes, Inc. to us by our parent for all periods presented in a manner similar to a pooling of interests. In our opinion, we have made all adjustments, all of which are of a normal, recurring nature, to fairly present our interim period results. Due to the seasonal nature of our business, information for interim periods may not indicate the results of operations for the entire year. In addition, prior period information presented in these financial statements includes reclassifications which were made to conform to the current period presentation. These reclassifications have no effect on our previously reported net income or stockholder's equity.

  Acquisition of El Paso Great Lakes

     In March 2003, American Natural Resources Company, an affiliate and subsidiary of El Paso, contributed to us all of the common stock of its wholly owned subsidiary, El Paso Great Lakes, Inc. El Paso Great Lakes had a net book value at the time of its contribution of approximately $247 million. El Paso Great Lakes' principal asset consists of its effective 50 percent interest in Great Lakes Gas Transmission Limited Partnership, a Delaware limited partnership. Since both El Paso Great Lakes and our common stock were owned by El Paso at the time of the contribution, we were required to reflect the contribution at its historical cost and its operating results in our financial statements for all periods presented in a manner, similar to a pooling of interests. Our financial statements reflect our ownership of El Paso Great Lakes in the earliest period presented combined with our historical results. Our combined net income for the quarters ended March 31, 2003 and 2002 is presented below.

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              --------------
                                                              2003     2002
                                                              -----    -----
                                                              (IN MILLIONS)
Net income
  Historical................................................   $48      $46
  El Paso Great Lakes, Inc. ................................    13       15
                                                               ---      ---
     Combined net income....................................   $61      $61
                                                               ===      ===

  Significant Accounting Policies

     Our accounting policies are consistent with those discussed in our Form 10-K, except as discussed below:

     Accounting for Costs Associated with Exit or Disposal Activities. As of January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that we recognize costs associated with exit or disposal activities when they are incurred rather than when we commit to an exit or disposal plan. There was no initial financial statement impact of adopting this standard.

     Accounting for Guarantees. On January 1, 2003, we adopted Financial Accounting Standards Board Interpretation (FIN) No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires that we record a liability for all guarantees, including financial performance and fair value guarantees, issued after December 31, 2002, at fair value when they are issued. There was no initial financial statement impact of adopting this standard.

     Accounting for Regulated Operations. We continue to evaluate the application of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, for changes in the competitive environment and our operating cost structures. See a further discussion of our accounting for regulated operations in our 10-K.

2. DEBT AND CREDIT FACILITIES

     In March 2003, we issued $300 million of senior unsecured notes with an annual interest rate of 8.875%. The notes mature in 2010. Net proceeds of $288 million were used to pay off intercompany payables of $263 million. The remaining net proceeds of $25 million were retained for future capital expenditure requirements.

     In April 2003, El Paso entered into a new $3 billion revolving credit facility, with a $1.5 billion letter of credit sublimit, which matures in June 2005. This facility replaces the previous $3 billion, revolving credit facility. El Paso's existing $1 billion revolving credit facility, which matures in August 2003, and approximately $1 billion of other financing arrangements (including leases, letters of credit and other facilities) were also amended to conform El Paso's obligations to the new $3 billion revolving credit facility. We, along with our affiliates, Tennessee Gas Pipeline Company, El Paso Natural Gas Company, and El Paso, are borrowers under the $3 billion revolving credit facility.

     El Paso's equity in several of its subsidiaries, including us, collateralizes the revolving credit facility and the other financing arrangements. We are only liable for amounts we borrow under revolving credit facility. The revolving credit facilities have a borrowing cost of LIBOR plus 350 basis points and letter of credit fees of 350 basis points. The key financial covenant is a requirement that El Paso maintain a debt to capital ratio, as defined in the revolving credit facilities, not to exceed 75 percent. We and the other pipeline company borrowers cannot incur incremental debt if the incurrence of debt would cause our debt to EBITDA ratio, as defined in the revolving credit facilities, to exceed 5 to 1. The proceeds from the issuance of debt by the pipeline company borrowers can be used only for maintenance and expansion capital expenditures or investments in other FERC-regulated assets and to refinance existing debt. As of March 31, 2003, $1.5 billion was outstanding under the $3 billion facility, none of which was borrowed by us.

3. COMMITMENTS AND CONTINGENCIES

  Legal Proceedings

     Grynberg. In 1997, we and a number of our affiliates were named defendants in actions brought by Jack Grynberg on behalf of the U.S. Government under the False Claims Act. Generally, these complaints allege an industry-wide conspiracy to underreport the heating value as well as the volumes of the natural gas produced from federal and Native American lands, which deprived the U.S. Government of royalties. The plaintiff in this case seeks royalties that he contends the government should have received had the volume and heating value of natural gas produced from royalty properties been differently measured, analyzed, calculated and reported, together with interest, treble damages, civil penalties, expenses and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. These matters have been consolidated for pretrial purposes (In re: Natural Gas Royalties Qui Tam Litigation, U.S. District Court for the District of

Wyoming, filed June 1997). In May 2001, the court denied the defendants' motions to dismiss. Discovery is proceeding. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     Will Price (formerly Quinque). We and a number of our affiliates were named defendants in Quinque Operating Company, et al v. Gas Pipelines and Their Predecessors, et al, filed in 1999 in the District Court of Stevens County, Kansas. Quinque has been dropped as a plaintiff and Will Price has been added. This class action complaint alleges that the defendants mismeasured natural gas volumes and heating content of natural gas on non-federal and non-Native American lands. The plaintiff in this case seeks certification of a nationwide class of natural gas working interest owners and natural gas royalty owners to recover royalties that the plaintiff contends these owners should have received had the volume and heating value of natural gas produced from their properties been differently measured, analyzed, calculated and reported, together with prejudgment and postjudgment interest, punitive damages, treble damages, attorney's fees, costs and expenses, and future injunctive relief to require the defendants to adopt allegedly appropriate gas measurement practices. No monetary relief has been specified in this case. Plaintiff's motion for class certification was denied on April 10, 2003. Our costs and legal exposure related to these lawsuits and claims are not currently determinable.

     In addition to the above matters, we are also a named defendant in numerous lawsuits and governmental proceedings that arise in the ordinary course of our business.

     For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we establish the necessary accruals. As of March 31, 2003, we had approximately $1 million accrued for all outstanding legal matters.

  Environmental Matters

     We are subject to federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. As of March 31, 2003, we had accrued approximately $27 million for expected remediation costs and associated onsite, offsite and groundwater technical studies and for related environmental legal costs, which we anticipate incurring through 2027. The range of high and low reserve estimates were not materially different. Below is a reconciliation of our accrued liability as of March 31, 2003 (in millions):

Balance as of January 1.....................................  $26
Additions/adjustments for remediation activities............    1
Payments for remediation activities.........................   (2)
Other changes, net..........................................    2
                                                              ---
Balance as of March 31......................................  $27
                                                              ===

     In addition, we expect to make capital expenditures for environmental matters of approximately $28 million in the aggregate for the years 2003 through 2008. These expenditures primarily relate to compliance with clean air regulations. For 2003, we estimate that our total remediation expenditures will be approximately $4 million, which primarily will be expended under government directed clean-up plans.

     CERCLA Matters. We have received notice that we could be designated, or have been asked for information to determine whether we could be designated, as a Potentially Responsible Party (PRP) with respect to four active sites under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) or state equivalents. We have sought to resolve our liability as a PRP at these sites through indemnification by third parties and settlements which provide for payment of our allocable share of remediation costs. As of March 31, 2003, we have estimated our share of the remediation costs at these sites to be approximately $1 million. Since the clean-up costs are estimates and are subject to revision as more information becomes available about the extent of remediation required, and because in some cases we have asserted a defense to any liability, our estimates could change. Moreover, liability under the federal CERCLA statute is joint and several, meaning that we could be required to pay in excess of our pro rata share of remediation costs. Our understanding of the financial strength of other PRPs has been considered, where appropriate, in estimating our liabilities.

     It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future. As this information becomes available, or other relevant developments occur, we will adjust our accrual amounts accordingly. While there are still uncertainties relating to the ultimate costs we may incur, based upon our evaluation and experience to date, we believe the reserves are adequate.

  Rates and Regulatory Matters

     Order No. 637. Order No. 637 made five major changes to the structure of pipeline tariffs and services, and required a compliance filing by each pipeline. Among the changes, Order No. 637 impacted the manner in which pipelines conduct their operational activities, including how they release capacity, segment capacity, manage imbalance services, issue operational flow orders, and impose pipeline penalties. We filed our compliance proposal in June 2000, and subsequently filed an Offer of Settlement in July 2001. On December 2, 2002, we sought rehearing of an October 31, 2002 FERC order responding to the United States Court of Appeals for the District of Columbia Circuit's order remanding various aspects of order No. 637. In December 2001, the FERC approved the Settlement subject to certain modifications and conditions. Due to the modifications and conditions, and after meeting with parties to our Order No. 637 proceeding, we submitted a modified Settlement for approval by the FERC.

     On April 9, 2003, the FERC issued an order accepting the modified Settlement, but requiring further changes and in particular rejecting our proposed limitations on the ability of certain Replacement Shippers to use segmenting to reserve point capacity and, therefore, firm capacity on a primary firm basis. On April 24, 2003, we advised the FERC that, due to the required changes, we were unwilling to accept the settlement as modified by its April 9 Order. On May 8, 2003, we met with parties to the proceeding to determine whether the Settlement can be preserved through further negotiations. Those negotiations are continuing and meanwhile on May 9, 2003, we filed for rehearing of the April 9 order. We cannot predict the outcome of such negotiations or our requests for rehearing.

     Marketing Affiliate NOPR. In September 2001, the FERC issued a Notice of Proposed Rulemaking (NOPR). The NOPR proposes to apply the standards of conduct governing the relationship between interstate pipelines and marketing affiliates to all energy affiliates. The proposed regulations, if adopted by the FERC, would dictate how we conduct business and interact with our energy affiliates. In December 2001, we filed comments with the FERC addressing our concerns with the proposed rules. A public hearing was held on May 21, 2002, providing an opportunity to comment further on the NOPR. Following the hearing, additional comments were filed by El Paso's pipelines and others. At this time, we cannot predict the outcome of the NOPR, but adoption of the regulations in their proposed form would, at a minimum, place additional administrative and operational burdens on us.

     Negotiated Rate NOI.  In July 2002, the FERC issued a Notice of Inquiry
(NOI) that seeks comments regarding its 1996 policy of permitting pipelines to enter into negotiated rate transactions. We have entered into these transactions over the years, and the FERC is now reviewing whether negotiated rates should be capped, whether or not the "recourse rate" (a cost-of-service based rate) continues to safeguard against a pipeline exercising market power and other issues related to negotiated rate programs. On September 25, 2002, El Paso's pipelines and others filed comments. Reply comments were filed on October 25, 2002. At this time, we cannot predict the outcome of this NOI.

     Cash Management NOPR. On August 1, 2002, the FERC issued a NOPR requiring that all cash management or money pool arrangements between a FERC regulated subsidiary and a non-FERC regulated parent be in writing, and set forth the duties and responsibilities of cash management participants and administrators; the methods of calculating interest and for allocating interest income and expenses; and the restrictions on deposits or borrowings by money pool members. The NOPR also requires specified documentation for all deposits into, borrowings from, interest income from, and interest expenses related to, these arrangements. Finally, the NOPR proposes that as a condition of participating in a cash management or money pool arrangement, the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent, and the FERC regulated entity and its parent maintain investment grade credit ratings. On August 28, 2002, comments were filed. The FERC held a public conference on September 25, 2002 to discuss the issues raised in the comments. Representatives of companies from the gas and electric industries participated on a panel and uniformly agreed that the proposed regulations should be revised substantially and that the proposed capital balance and investment grade credit rating requirements would be excessive. At this time, we cannot predict the outcome of this NOPR.

     Also on August 1, 2002, the FERC's Chief Accountant issued an Accounting Release, which was effective immediately. The Accounting Release provides guidance on how companies should account for money pool arrangements and the types of documentation that should be maintained for these arrangements. However, it did not address the proposed requirements that the FERC regulated entity maintain a minimum proprietary capital balance of 30 percent and that the entity and its parent have investment grade credit ratings. Requests for rehearing were filed on August 30, 2002. The FERC has not yet acted on the rehearing requests.

     Emergency Reconstruction of Interstate Natural Gas Facilities NOPR. On January 17, 2003, FERC issued a NOPR proposing, in emergency situations, to (1) expand the scope of construction activities authorized under a pipeline's blanket certificate to allow replacement of mainline facilities; (2) authorize a pipeline to commence reconstruction of the affected system without a waiting period; and (3) authorize automatic approval of construction that would be above the normal cost ceiling. Comments on the NOPR were filed on February 27, 2003. At this time, we cannot predict the outcome of this rulemaking.

     Pipeline Safety Notice of Proposed Rulemaking. On January 28, 2003, the U.S. Department of Transportation issued a NOPR proposing to establish a rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the notice refers to as "high consequence areas." The proposed rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002, a new bill signed into law in December 2002. Comments on the NOPR were filed on April 30, 2003. At this time, we cannot predict the outcome of this rulemaking.

     FERC Inquiry. On February 26, 2003, El Paso received a letter from the Office of the Chief Accountant at the FERC requesting details of its announcement of 2003 asset sales and plans for us and our pipeline affiliates to issue a combined $700 million of long-term notes. The letter requested that El Paso explain how it intended to use the proceeds from the issuance of the notes and if the notes will be included in the two regulated companies' capital structure for rate-setting purposes. Our response to the FERC was filed on March 12, 2003, and we fully responded to the request. On April 2, 2003, we received an additional request for information, which we fully responded to on April 15, 2003.

     While the outcome of our outstanding legal matters, environmental matters and rates and regulatory matters cannot be predicted with certainty, based on current information and our existing accruals, we do not expect the ultimate resolution of these matters to have a material adverse effect on our financial position, operating results or cash flows. However, it is possible that new information or future developments could require us to reassess our potential exposure related to these matters. It is also possible that the outcome of these matters could impair our credit rating and that of our parent. Further, for environmental matters, it is also possible that other developments, such as increasingly strict environmental laws and regulations and claims for damages to property, employees, other persons and the environment resulting from our current or past operations, could result in substantial costs and liabilities in the future.

As new information for our outstanding legal matters, environmental matters and rates and regulatory matters becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments. The impact of these changes may have a material effect on our results of operations, our financial position, and on our cash flows in the period the event occurs.

4. INVESTMENTS IN UNCONSOLIDATED AFFILIATES AND RELATED PARTY TRANSACTIONS

  Great Lakes

     In March 2003, American Natural Resources contributed the common stock of its wholly owned subsidiary, El Paso Great Lakes, Inc, to us. El Paso Great Lake's principal asset consists of its effective 50 percent ownership interest in Great Lakes Gas Transmission Limited Partnership. Great Lakes Gas Transmission owns and operates a 2,115 mile interstate natural gas pipeline that transports gas to customers in the midwestern and northwestern United States and Canada.

     Summarized financial information of our proportionate share of our investment in Great Lakes Gas Transmission for the quarters ended March 31, 2003 and 2002 are as follows:

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                              --------------
                                                              2003     2002
                                                              -----    -----
Operating results data:
  Operating revenues........................................   $35      $33
  Operating expenses........................................    14        9
  Net income................................................    13       15

  Transactions with Affiliates

     We participate in El Paso's cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowings from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed in Note 3. In February 2003, we made a non-cash distribution of $400 million of our outstanding affiliated receivables to our parent. As of March 31, 2003 and December 31, 2002, we had advances to El Paso of $325 million and $560 million. The market rate of interest at March 31, 2003 and December 31, 2002 was 1.3% and 1.5%. These receivables are due upon demand. However, as of March 31, 2003 and December 31, 2002, we have classified these amounts as non-current notes receivables from affiliates because we do not anticipate settlement within the next twelve months.

     At March 31, 2003 and December 31, 2002, we had accounts receivable from related parties of $63 million and $14 million. In addition, we had accounts payable to related parties of $22 million and $10 million at March 31, 2003, and December 31, 2002. These balances arose in the normal course of business.

     At March 31, 2003 and December 31, 2002, we had payables to an affiliate of $204 million for obligations related to a non-cancelable lease on our Detroit building. Of this amount, $8 million was classified as current at March 31, 2003. This payable resulted from the relocation of our headquarters from Detroit, Michigan to Houston, Texas and the transfer of this lease to our affiliate from a third party. The lease payments are due semi-annually.

     The following table shows revenues and charges from our affiliates for the quarters ended March 31:

                                                              2003    2002
                                                              -----   -----
                                                              (IN MILLIONS)
Revenues from affiliates....................................   $11     $ 6
Operations and maintenance from affiliates..................    34      32

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NOTES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

     UNTIL AUGUST 2, 2003, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNUSED ALLOTMENTS OR SUBSCRIPTIONS.

                              ANR PIPELINE COMPANY

                                  $300,000,000

                               OFFER TO EXCHANGE
                        REGISTERED 8 7/8% NOTES DUE 2010

                                      FOR

                     ALL OUTSTANDING 8 7/8% NOTES DUE 2010

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                 June 23, 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------